UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Anadarko Petroleum Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

P.O. Box 1330
Houston, Texas 77251-1330

March 25, 2011

TO OUR STOCKHOLDERS:

The 2011 Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 17, 2011, at 8:00 a.m. (Central Daylight Time).

The attached Notice of Annual Meeting of Stockholders and proxy statement provide information concerning the matters to be considered at the Annual Meeting. The Annual Meeting will cover only the business contained in the proxy statement and will not include a management presentation.

Pursuant to rules promulgated by the U.S. Securities and Exchange Commission, we are also providing access to our proxy materials over the Internet. As a result, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials (Notice) instead of a paper copy of this proxy statement, a proxy card and our 2010 annual report. The Notice contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. All stockholders who do not receive a Notice should receive a paper copy of the proxy materials by mail. We believe that the Notice process will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you, and will conserve natural resources.

Your vote is important and we encourage you to vote even if you are unable to attend the Annual Meeting. You may vote by Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may also attend and vote at the Annual Meeting.

Very truly yours,

JAMES T. HACKETT
Chairman of the Board and
Chief Executive Officer

P.O. Box 1330
Houston, Texas 77251-1330

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Anadarko Petroleum Corporation will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380 on Tuesday, May 17, 2011, at 8:00 a.m. (Central Daylight Time) to consider the following proposals:

(1) elect seven directors;

(2) ratify the appointment of KPMG LLP as the Company’s independent auditor for 2011;

(3) an advisory vote on the Company’s named executive officer compensation;

(4) an advisory vote on the frequency of future advisory votes on the Company’s named executive officer compensation;

(5) if presented, vote on stockholder proposals set forth on pages 73 through 80 in the accompanying proxy statement; and

(6) transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

If you are a record holder of common stock at the close of business on March 22, 2011, the record date, then you are entitled to receive notice of and to vote at the Annual Meeting.

Please take the time to vote by following the Internet or telephone voting instructions provided. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-prepaid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions in this proxy statement.

As a stockholder, your vote is very important and the Company’s Board of Directors strongly encourages you to exercise your right to vote.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

March 25, 2011
The Woodlands, Texas

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be Held on May 17, 2011:
The Proxy Statement and Annual Report for 2010 are available at
http://bnymellon.mobular.net/bnymellon/apc

GENERAL INFORMATION	1
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING	1
ANADARKO BOARD OF DIRECTORS	7
ITEM 1 — ELECTION OF DIRECTORS	7
CORPORATE GOVERNANCE	13
Director Compensation Table for 2010	22
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	24
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	25
AUDIT COMMITTEE REPORT	26
COMPENSATION AND BENEFITS COMMITTEE REPORT ON 2010 EXECUTIVE COMPENSATION	27
COMPENSATION DISCUSSION AND ANALYSIS	28
EXECUTIVE COMPENSATION	52
Summary Compensation Table	52
All Other Compensation Table for 2010	53
Grants of Plan-Based Awards in 2010	54
Outstanding Equity Awards at Fiscal Year-End 2010	55
Option Exercises and Stock Vested in 2010	57
Pension Benefits for 2010	57
Non-Qualified Deferred Compensation for 2010	61
Potential Payments Upon Termination or Change-of-Control	63
TRANSACTIONS WITH RELATED PERSONS	69
ITEM 2 — RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR	70
INDEPENDENT AUDITOR	70
ITEM 3 — ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	71
ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION	72
ITEM 5 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE GENDER IDENTITY	73
ITEM 6 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL RECOMMENDING ADOPTION OF A POLICY PROVIDING THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR	74
ITEM 7 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL RECOMMENDING ADOPTION OF A POLICY RELATING TO ACCELERATED VESTING OF EXECUTIVE OFFICER EQUITY AWARDS UPON A TERMINATION OR A CHANGE OF CONTROL	76
ITEM 8 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS	78

P. O. Box 1330
Houston, Texas 77251-1330

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011

GENERAL INFORMATION

We are furnishing you this proxy statement in connection with the solicitation of proxies by our Board of Directors (Board) to be voted at the 2011 Annual Meeting of Stockholders of Anadarko Petroleum Corporation (Annual Meeting), a Delaware corporation, sometimes referred to as the Company, Anadarko, our, us or we. The Annual Meeting will be held on Tuesday, May 17, 2011 at 8:00 a.m. (Central Daylight Time). The proxy materials, including this proxy statement, proxy card or voting instructions and our 2010 annual report are being distributed and made available on or about April 1, 2011.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (SEC), we are providing our stockholders access to our proxy materials on the Internet. Accordingly, a Notice of Internet Availability of Proxy Materials (Notice) will be mailed to most of our stockholders on or about April 1, 2011. Stockholders will have the ability to access the proxy materials on a web site referred to in the Notice or request a printed set of the proxy materials to be sent to them by following the instructions in the Notice.

The Notice also provides instructions on how to inform us to send future proxy materials to you electronically by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by e-mail or printed form will remain in effect until you terminate it.

Choosing to receive future proxy materials by e-mail will allow us to provide you with the information you need in a timelier manner, save us the cost of printing and mailing documents to you, and conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Where and when is the Annual Meeting?

The Annual Meeting will be held at The Woodlands Waterway Marriott Hotel and Convention Center, 1601 Lake Robbins Drive, The Woodlands, Texas, 77380, on Tuesday, May 17, 2011, at 8:00 a.m. (Central Daylight Time).

Who may vote?

You may vote if you were the record holder of Anadarko common stock as of the close of business on March 22, 2011, the record date for the Annual Meeting. Each share of Anadarko common stock is entitled to one vote at the Annual Meeting. On the record date, there were 503,145,133 shares of common stock outstanding and entitled to vote at the Annual Meeting.

May I attend the Annual Meeting?

Yes. Attendance is limited to stockholders of record as of the record date for the Annual Meeting. Admission will be on a first-come, first-served basis. You may be asked to present valid picture identification, such as a driver’s license or passport. If your stock is held in the name of a bank, broker, or other holder of record and you plan to attend the Annual Meeting, you must present proof of your ownership of Company stock, such as a current bank or brokerage account statement reflecting ownership as of the record date for the Annual Meeting, to be admitted. Cameras, recording devices, cell phones and other electronic devices cannot be used during the Annual Meeting.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

In accordance with SEC rules, we are providing access to our proxy materials over the Internet. As a result, we have sent to most of our stockholders a Notice instead of a paper copy of the proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet and how to request a paper copy. In addition, stockholders may request to receive future proxy materials in printed form by mail or electronically by e-mail. A stockholder’s election to receive proxy materials by mail or e-mail will remain in effect until the stockholder terminates it.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing certain stockholders, including those who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by Anadarko in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet. When prompted, indicate that you agree to receive or access stockholder communications electronically in the future.

Can I vote my stock by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by Internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How can I access the proxy materials over the Internet?

Your Notice or proxy card will contain instructions on how to view our proxy materials for the Annual Meeting on the Internet. Our proxy materials are also available at http://bnymellon.mobular.net/bnymellon/apc.

What am I voting on?

You are voting on:

•	the election of seven directors;

•	the ratification of KPMG LLP as our independent auditor for 2011;

•	an advisory vote on our named executive officer (NEO) compensation;

•	an advisory vote on the frequency of future advisory votes on our NEO compensation;

•	if presented, the stockholder proposals set forth on pages 73 through 80; and

•	any other business properly coming before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director;

•	FOR the ratification of KPMG LLP as our independent auditor for 2011;

•	FOR the approval, on an advisory basis, of our NEO compensation;

•	FOR the approval, on an advisory basis, of a triennial advisory vote on our NEO compensation; and

•	AGAINST the stockholder proposals, if presented.

What is the effect of an “advisory” vote?

Because your votes with respect to approval of our NEO compensation and the frequency of future advisory votes on the approval of our NEO compensation are advisory, they will not be binding upon the Board. However, our Compensation and Benefits Committee and the Board will take the outcomes of the votes into account when considering future executive compensation arrangements of our NEOs and when determining the frequency of future advisory votes on the approval of NEO compensation that the Board will adopt, respectively.

Why should I vote?

Your vote is very important regardless of the amount of stock you hold. The Board strongly encourages you to exercise your right to vote as a stockholder of the Company.

How do I vote?

You may vote by any of the following four methods:

(i)	Internet. Vote on the Internet at http://www.proxyvote.com, the web site for Internet voting. Simply follow the instructions on the Notice, or if you received a proxy card by mail, follow the instructions on the proxy card and you can confirm that your vote has been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 16, 2011.

(ii)	Telephone. Vote by telephone by following the instructions on the Notice, or if you received a proxy card, by following the instructions on the proxy card. Easy-to-follow voice prompts allow you to vote your stock and confirm that your vote has been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (Eastern Daylight Time) on May 16, 2011.

(iii)	Mail. If you received a proxy card by mail, vote by mail by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided. If you vote by mail and your proxy card is returned unsigned, then your vote cannot be counted. If you vote by mail and the returned proxy card is signed without indicating how you want to vote, then your proxy will be voted as recommended by the Board. If mailed, your completed and signed proxy card must be received by May 16, 2011.

(iv)	Meeting. You may attend and vote at the Annual Meeting.

The Board recommends that you vote using one of the first three methods discussed above, as it is not practical for most stockholders to attend and vote at the Annual Meeting. Using one of the first three methods discussed above to vote will not limit your right to vote at the Annual Meeting if you later decide to attend in person. If your stock is held in street name (for example, held in the name of a bank, broker, or other holder of record), you must obtain a proxy, executed in your favor from your bank, broker or other holder of record to be able to vote at the Annual Meeting.

If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

If I vote by mail, telephone or Internet, may I still attend the Annual Meeting?

Yes.

Can I change my vote?

Yes. You may revoke your proxy at any time before the voting polls are closed at the Annual Meeting, by the following methods:

•	voting at a later time by Internet or telephone;

•	voting in person at the Annual Meeting;

•	delivering to the Corporate Secretary of Anadarko a proxy with a later date or a written revocation of your prior proxy; or

•	giving notice to the inspector of elections at the Annual Meeting.

If you are a street name stockholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

How many votes must be present to hold the Annual Meeting?

Your stock is counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our Annual Meeting, holders of a majority of our common stock entitled to vote must be present in person or by proxy at the Annual Meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

What is a broker non-vote?

The New York Stock Exchange (NYSE) permits brokers to vote their customers’ stock held in street name on routine matters when the brokers have not received voting instructions from their customers. The NYSE does not, however, allow brokers to vote their customers’ stock held in street name on non-routine matters unless they have received voting instructions from their customers. In such cases, the uninstructed shares for which the broker is unable to vote are called broker non-votes.

What routine matters will be voted on at the Annual Meeting?

The ratification of the independent auditor is the only routine matter on which brokers may vote in their discretion on behalf of customers who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The election of directors, an advisory vote on our NEO compensation, an advisory vote on the frequency of future advisory votes on our NEO compensation and the stockholder proposals, if presented, are non-routine matters on which brokers are not allowed to vote unless they have received voting instructions from their customers. Due to recent rule changes by the NYSE, your broker will no longer be allowed to vote your shares on any of these non-routine matters without your specific instructions.

How many votes are needed to approve each of the proposals or, with respect to advisory votes, to be considered the recommendation of the stockholders?

The election of each director requires the affirmative vote of a majority of the votes cast for such director. Under our By-Laws, a majority of votes are cast for the election of a director if the number of votes cast “for” the director exceeds the number of votes cast “against” the director. For this purpose, abstentions and broker non-votes are not counted as a vote cast either “for” or “against” the director.

The ratification of the independent auditor requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will have the same effect as votes cast “against” the proposal.

Our NEO compensation will be considered approved by our stockholders in an advisory manner upon the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposal. Broker non-votes are not counted as a vote cast either “for” or “against” the proposal.

The frequency of future advisory votes on our NEO compensation receiving the greatest number of votes (every three, two or one years) will be considered the frequency recommended by stockholders in an advisory manner. For this purpose, abstentions and broker non-votes are not counted as a vote cast “for” any of a three, two or one year frequency.

The approval of the stockholder proposals, if presented, requires the affirmative vote of a majority of the stock entitled to vote and present in person or by proxy at the Annual Meeting. For this purpose, abstentions will have the same effect as votes cast “against” the proposals. Broker non-votes are not counted as a vote cast either “for” or “against” the proposals.

Could other matters be decided at the Annual Meeting?

We are not aware of any matters that will be considered at the Annual Meeting other than those set forth in this proxy statement. However, if any other matters arise at the Annual Meeting, the persons named in your proxy will vote in accordance with their best judgment.

Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting and disclose the final voting results in a current report on Form 8-K filed with the SEC within four business days of the date of the Annual Meeting unless only preliminary voting results are available at that time. To the extent necessary, we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known. Additionally, we will file an amended report on Form 8-K no later than 150 calendar days after the Annual Meeting, but in no event later than October 4, 2011, disclosing the frequency of future advisory votes on our NEO compensation adopted by the Board. You may access or obtain a copy of these and other reports free of charge on the Company’s web site at http://www.anadarko.com, or by contacting our investor relations department at investor@anadarko.com. Also, this Form 8-K, any amendments thereto and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s web site at http://www.sec.gov.

How can I view the stockholder list?

A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of ten days before the Annual Meeting at our offices at 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046.

Who pays for the proxy solicitation related to the Annual Meeting?

We do. In addition to sending you these materials or otherwise providing you access to these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person. You may also be solicited by means of press releases issued by Anadarko, postings on our web site at http://www.anadarko.com, advertisements in periodicals, or other media forms. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist us in soliciting your proxy for an estimated fee of $8,500, plus reasonable out-of-pocket expenses. Morrow ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to the beneficial owners. We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of Anadarko common stock.

Who will tabulate and certify the vote?

Broadridge Financial Solutions, Inc., an independent third party, will tabulate and certify the vote, and will have a representative to act as the independent inspector of elections for the Annual Meeting.

If I want to submit a stockholder proposal or nominate a director for the 2012 Annual Meeting, when is that proposal or nomination due?

If you are an eligible stockholder and want to submit a proposal for possible inclusion in the proxy statement relating to the 2012 Annual Meeting, your proposal must be delivered to the attention of our Corporate Secretary and must be received at our 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 offices no later than December 3, 2011. We will only consider proposals that meet the requirements of the applicable rules of the SEC and our By-Laws. Similarly, if you wish to nominate an individual for election to our Board, our By-Laws provide that you must provide your nomination in writing to our Corporate Secretary no later than the close of business on February 17, 2012 and no earlier than the close of business on January 18, 2012.

How can I obtain a copy of the Annual Report on Form 10-K?

Stockholders may request a free copy of our Annual Report on Form 10-K by submitting such request to Investor Relations, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or via e-mail at investor@anadarko.com. Alternatively, stockholders can access our Annual Report on Form 10-K on Anadarko’s web site at http://www.anadarko.com. Also, our Annual Report on Form 10-K and other reports filed by the Company with the SEC are available to you over the Internet at the SEC’s web site at http://www.sec.gov.

Will I get more than one copy of the proxy statement, annual report or Notice if there are multiple stockholders at my address?

In some cases, only one copy of this proxy statement, annual report or Notice is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon a written or oral request, a separate copy of this proxy statement, annual report or Notice to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address may also submit requests for delivery of a single copy of the proxy statement, annual report or Notice, but in such event will still receive separate proxies for each account. To request separate or single delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Anadarko Petroleum Corporation, 1201 Lake Robbins Drive, The Woodlands, Texas 77380-1046 or a stockholder may make a request by calling the Corporate Secretary at (832) 636-1000, or by contacting our transfer agent, BNY Mellon Shareowner Services, at BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, PA 15252-8016.

ANADARKO BOARD OF DIRECTORS

ITEM 1 —	ELECTION OF DIRECTORS

Although we have historically maintained a staggered, or classified, Board for election purposes, in 2009, we amended our Restated Certificate of Incorporation to declassify our Board. These changes to our Restated Certificate of Incorporation provide that the directors to be elected at the 2011 Annual Meeting will be elected to serve a one-year term and all directors will be elected annually beginning at the 2012 Annual Meeting.

Under Delaware law, stockholders may only remove directors of corporations with classified boards for cause. However, in Delaware, directors of corporations without classified boards may be removed with or without cause. Our Restated Certificate of Incorporation also provides that any director or the entire Board may be removed with or without cause at and after the 2012 Annual Meeting. Prior to that time, directors may be removed only for cause.

At the 2011 Annual Meeting, the terms of six directors will expire. Those six incumbent directors have been nominated and, if elected at this Annual Meeting, will hold office until the expiration of each of their one-year terms in 2012. In addition, General Chilton has been nominated for election at this Annual Meeting, and if elected, will hold office until the expiration of his one-year term in 2012. If General Chilton is elected, the number of directors shall be increased from nine to ten.

If a nominee is unavailable for election, then the proxies will be voted for the election of another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the Annual Meeting. The Board is not aware of any reason why the director nominees would not be able to serve as directors of the Company.

Our By-Laws provide for the election of directors by the majority vote of stockholders in uncontested elections. This means the number of votes cast “for” a nominee’s election must exceed the number of votes cast “against” such nominee’s election in order for him or her to be elected to the Board. In addition, each incumbent nominee is required to provide an irrevocable letter of resignation that states that he or she will resign if that director does not receive the required majority vote. If a director fails to receive a majority of votes cast and the Board accepts the resignation tendered, then that director would cease to be a director of Anadarko. Each of the six incumbent director nominees named below has submitted an irrevocable letter of resignation that becomes effective if he or she does not receive a majority of the votes cast for his or her election and the Board decides to accept such resignation. If General Chilton does not receive a majority of the votes cast for his election, he will not be elected to the Board.

As discussed in more detail on page 17 of this proxy statement, the Board considers several qualifications, characteristics and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committee review the particular experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director of the Company. The biographies of each of the nominees and continuing directors beginning on the next page contain information regarding the person’s experience and director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable. They also highlight the particular experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to conclude that the person should serve as a director of the Company.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

Nominees for Director Nominated this Year by the Board of Directors for Terms Expiring in 2012

John R. Butler, Jr.

Age: 72 Houston, Texas Independent
Biography/Qualifications

Since 1976, Mr. Butler has been Chairman of J. R. Butler and Company, a reservoir engineering company located in Houston, Texas. Since October 2006, Mr. Butler has served as a director of the general partner of BreitBurn Energy Partners L.P. (BreitBurn), a publicly traded upstream master limited partnership, and was named Chairman of the Board of the general partner of BreitBurn in April 2010. He also serves as a director of the Houston chapter of the National Association of Corporate Directors. Mr. Butler is currently a member of the Society of Petroleum Evaluation Engineers. Mr. Butler has been a director of the Company since October 1996.

As Chairman of a reservoir engineering company since 1976, Mr. Butler provides valuable insights to the Board from a managerial and entrepreneurial perspective and to the Board’s Audit Committee regarding oil and gas reserves matters. His active involvement in the National Association of Corporate Directors, as well as his current and previous service on the boards of other public companies, also provides him with an expansive understanding of corporate governance issues.

Public company directorships in the past five years • BreitBurn Energy Partners L.P. (2006 – present)

Kevin P. Chilton

Age: 56 Colorado Springs, Colorado Independent
Biography/Qualifications

General Chilton retired as Commander of the United States Strategic Command, Offutt Air Force Base, Nebraska in February 2011, where he was responsible for the plans and operations for all U.S. forces conducting strategic deterrence and Department of Defense space and cyberspace operations. General Chilton served in the United States Air Force (USAF) for more than 34 years in a wide variety of assignments including pilot, test pilot, instructor and astronaut, while earning numerous major awards and decorations.

General Chilton’s service as Deputy Program Manager of Operations, International Space Program and Director of Politico-Military Affairs, Asia-Pacific and Middle East, Joint Staff, the Pentagon, provides him with an invaluable blend of political, legislative, international and regulatory knowledge and experience. He also gained valuable managerial, financial and executive experience with his involvement in preparing the USAF five-year budget/program for several years.

Luke R. Corbett

Age: 64 Edmond, Oklahoma Independent
Biography/Qualifications

Mr. Corbett has been a retired business executive since Kerr-McGee Corporation’s (Kerr-McGee) merger with Anadarko in August 2006. He served as Chairman and Chief Executive Officer (CEO) of Kerr-McGee from 1999 until August 2006. Mr. Corbett had been with Kerr-McGee since 1985 when he joined the company’s Exploration and Production Division as vice president of geophysics. In subsequent years, he held a wide array of senior executive positions with Kerr-McGee. Mr. Corbett also serves on the board of OGE Energy Corp. Mr. Corbett has been a director of the Company since August 2006.

Mr. Corbett brings invaluable perspective and industry-specific business acumen and managerial experience to the Board as the former Chairman and CEO of Kerr-McGee and as an industry veteran with decades of technical experience in the exploration and production (E&P) industry. The knowledge and experience he has attained through his service on other public company boards also enables Mr. Corbett to provide a keen understanding of various corporate governance matters.

Public company directorships in the past five years • OGE Energy Corp. (1996 – present) • Kerr-McGee Corporation (1999 – 2006) • Noble Corporation (2001 – 2009)

H. Paulett Eberhart

Age: 57 Philadelphia, Pennsylvania Independent
Biography/Qualifications

Ms. Eberhart was named the President and Chief Executive Officer of CDI Corp., a corporation which provides engineering and information technology outsourcing and professional staffing services to its customers, in January 2011. From 2009 until January 2011, Ms. Eberhart was Chairman and Chief Executive Officer of HMS Ventures, a privately held business involved with technology services and the acquisition and management of real estate. She served as President and Chief Executive Officer of Invensys Process Systems, Inc. (Invensys), a process automation company, from January 2007 to January 2009. From 2003 until March 2004, Ms. Eberhart was President — Americas of Electronic Data Systems Corporation (EDS), an information technology and business process outsourcing company. From 2002 to 2003, she was Senior Vice President of EDS and President of Solutions Consulting. She was also a member of the Executive Operations Team and Investment Committee of EDS. Ms. Eberhart was an employee of EDS from 1978 to 2004. Ms. Eberhart is a Certified Public Accountant. Ms. Eberhart also serves as a director of Advanced Micro Devices, Inc. and CDI Corp. Ms. Eberhart has been a director of the Company since August 2004.

Ms. Eberhart brings a wealth of accounting and financial experience to the Board, as well as managerial, manufacturing and global experience, through her numerous years of service as an executive officer for both EDS and Invensys. She also held various other executive, operating and financial positions during her 26 years at EDS. She also gained significant experience through her service on the boards of other public companies and her involvement with various civic and charitable organizations.

Public company directorships in the past five years • Advanced Micro Devices, Inc. (2004 – present) • Solectron Corporation (2005 – 2007) • Fluor Corporation (2010 – 2011) • CDI Corp. (2011 – present)

Preston M. Geren III

Age: 59 Falls Church, Virginia Independent
Biography/Qualifications

Mr. Geren has served as Senior Adviser and President-Elect of the Sid W. Richardson Foundation since April 2010. Mr. Geren retired as Secretary of the Army in September 2009, a position in which he had served since July 2007. Prior to that appointment, Mr. Geren served as Under Secretary of the Army from February 2006 until he was named Acting Secretary of the Army in March 2007. Mr. Geren served as Acting Secretary of the Air Force from July 2005 to November 2005. He joined the Department of Defense in September 2001 to serve as Special Assistant to the Secretary of Defense with responsibilities in the areas of inter-agency initiatives, legislative affairs and special projects. Prior to joining the Department of Defense, he was an attorney and businessman in Ft. Worth, Texas. From 1989 until his retirement in 1997, Mr. Geren was a member of the U.S. Congress, representing the 12th Congressional District of Texas for four terms. In 1997, he was appointed to the Board of Directors of Union Pacific Resources Group, Inc. (UPR), where he served until UPR was acquired by Anadarko in 2000. He then served as a director of the Company from July 2000 until his resignation in July 2005 to accept an appointment as Acting Secretary of the U.S. Air Force. Mr. Geren has been a director of the Company since October 2009.

Mr. Geren’s several years of service as a member of the U.S. Congress and various positions within the Department of Defense, such as Secretary of the Army, have enabled Mr. Geren to bring to the Board a unique mix of executive, political, legislative, international and regulatory knowledge and experience. He also brings to the Board leadership experience attained through his previous service on the boards of other public companies and involvement with various civic and charitable organizations.

John R. Gordon

Age: 62 New York, New York Independent
Biography/Qualifications

Mr. Gordon is Senior Managing Director of Deltec Asset Management LLC, an investment firm located in New York, New York. He was President of Deltec Securities Corporation from 1988 until it was converted into Deltec Asset Management LLC. Mr. Gordon has been a director of the Company since April 1988.

Mr. Gordon’s role as Senior Managing Director of Deltec Asset Management LLC (a registered investment company) since 1988 provides him with significant finance and banking experience (including in the energy industry) as well as considerable managerial expertise.

Public company directorships in the past five years • Deltec Asset Management LLC (1988 – present)

James T. Hackett

Age: 57 Houston, Texas Not Independent – Management
Biography/Qualifications

 Mr. Hackett was named Chief Executive Officer and a director of the Company in December 2003 and Chairman of the Board of the Company in January 2006. He also served as President of the Company from December 2003 to February 2010. Prior to joining the Company, Mr. Hackett was the Chief Operating Officer of Devon Energy Corporation (Devon) from April 2003 to December 2003, following Devon’s merger with Ocean Energy, Inc. (Ocean). Mr. Hackett was President and Chief Executive Officer of Ocean from March 1999 to April 2003 and was Chairman of the Board from January 2000 to April 2003. He currently serves as a director of Fluor Corporation, Halliburton Company and The Welch Foundation. In addition to the above experience, Mr. Hackett has held leadership positions with Duke Energy, Pan Energy, NGC Corp., Burlington Resources and Amoco Oil Co.

In addition to his extensive experience as a senior energy industry executive, Mr. Hackett has over 34 years of financial, marketing and exploration and production engineering experience in the industry. Additionally, as former Chairman of the Board of the Federal Reserve Bank of Dallas he has unique insights into global fiscal markets, monetary policy and banking operations. His service on the boards of directors of several other public companies provides him with a broad perspective on various corporate governance and other matters. He currently serves as Chairman of America’s Natural Gas Alliance and is a leading industry spokesperson on domestic energy policy matters. He also has significant involvement in various civic and charitable organizations.

Public company directorships in the past five years • Temple-Inland, Inc. (2000 – 2008) • Fluor Corporation (2001 – present) • Halliburton Company (2008 – present)

Continuing Directors with Terms Expiring in 2012

Robert J. Allison, Jr.

Age: 72 Houston, Texas Not Independent
Biography/Qualifications

Mr. Allison has been Chairman Emeritus of the Board of the Company since January 2006 and a director since June 1985. He was Chairman of the Board from 1986 until December 2005, and served as Chief Executive Officer of the Company from 1986 until January 2002, and from March 2003 until December 2003. Mr. Allison is also a director of Freeport-McMoRan Copper & Gold Inc.

Mr. Allison has decades of E&P operations, international, government relations and managerial experience attained through his experience as the former President and Chief Executive Officer of the Company, as well as through his service on the boards of other public companies and involvement with various civic and charitable organizations. As an industry veteran, his prior engineering and E&P-related experience provides an invaluable perspective in the Board’s oversight of the Company’s execution of its long-term business strategy.

Public company directorships in the past five years • Freeport-McMoRan Copper & Gold Inc. (2001 – present)

Peter J. Fluor

Age: 63 Houston, Texas Independent
Biography/Qualifications

 Mr. Fluor has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private, independent oil and gas exploration company located in Houston, Texas, since 1990. He has been employed by Texas Crude Energy, Inc. since 1972 and took over the responsibilities of President in 1980. Mr. Fluor serves as lead director of Fluor Corporation and as a director of Cameron International Corporation. Mr. Fluor has been a director of the Company since August 2007.

Mr. Fluor brings almost 40 years of E&P operations, E&P service, finance, banking and managerial experience to the Board as a result of his experience at Texas Crude Energy, Inc. (most recently as Chairman and Chief Executive Officer), as well as his service as a director of other public companies and involvement with various civic and charitable organizations.

Public company directorships in the past five years • Fluor Corporation (1984 – present) • Devon Energy Corporation (2003 – 2007) • Cameron International Corporation (2005 – present)

Paula Rosput Reynolds

Age: 54 Seattle, Washington Independent
Biography/Qualifications

 Ms. Reynolds has served as President and Chief Executive Officer of Preferwest, LLC, a business advisory group, since October 2009. She served as Vice Chairman and Chief Restructuring Officer of American International Group Inc. (AIG), an insurance and financial services company located in New York, New York from October 2008 to September 2009. Prior to her appointment to that position, she served as President and Chief Executive Officer of Safeco Corporation (Safeco), a property and casualty insurance company located in Seattle, Washington, until its acquisition by Liberty Mutual Group in September 2008. Prior to joining Safeco in January 2006, she served as Chairman, President and Chief Executive Officer of AGL Resources Inc., a regional energy services company from August 2002 to December 2005. Ms. Reynolds also previously served as President and Chief Executive Officer of Houston-based Duke Energy North America, a subsidiary of Duke Energy, which operated power-generating facilities across the United States, and as Senior Vice President of Pacific Gas Transmission Company, which owned and operated a major natural gas pipeline in the Pacific Northwest. She is also a director of Delta Air Lines, Inc. Effective April 1, 2011, Ms. Reynolds will become a director of BAE Systems plc. Ms. Reynolds has been a director of the Company since August 2007.

Ms. Reynolds has significant finance, banking, government relations and managerial experience, most recently attained through her experience as Vice Chairman and Chief Restructuring Officer of AIG, as well as through her Chief Executive Officer and other senior executive officer roles at companies in both the insurance and energy sectors. In addition to her extensive energy and insurance experience, she has served as a director of several other public companies across a variety of industries, which brings to the Board a broad perspective on various business and corporate governance matters.

Public company directorships in the past five years • Coca-Cola Enterprises Inc. (2001 – 2007) • Delta Air Lines, Inc. (2004 – present) • Safeco Corporation (2006 – 2008)

CORPORATE GOVERNANCE

Our Board recognizes that excellence in corporate governance is essential in carrying out our responsibilities to our stakeholders, including our stockholders, employees, customers, communities, and creditors, as well as the environment. Our Corporate Governance Guidelines, By-Laws, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and written charters for the Audit Committee, the Compensation and Benefits Committee (Compensation Committee), and the Nominating and Corporate Governance Committee, all as amended from time to time, can be found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx. These documents provide the framework for our corporate governance. Any of these documents will be furnished in print free of charge to any stockholder who requests one or more of them. You can submit such a request to the Corporate Secretary. Furthermore, we have implemented the majority voting standard for directors in uncontested director elections, including the election of our directors at the Annual Meeting, and will have completely declassified our Board by the 2012 Annual Meeting of Stockholders.

Each director that served on our Board during 2010 attended at least 75% of the meetings of the Board and of each committee on which he or she served. There were eight Board meetings and 28 Board committee meetings in 2010. In addition, all of the incumbent directors attended the 2010 Annual Meeting of Stockholders. Under the Company’s Corporate Governance Guidelines, directors are expected to attend regularly scheduled Board of Director meetings and meetings of committees on which they serve, as well as the Annual Meeting of Stockholders.

Board Leadership Structure

The Company’s Board structure is currently designed to ensure open communication between the Board and executive management and to provide consistent and effective leadership of both the Board and executive management. As part of this approach, our Chief Executive Officer (CEO) also serves as Chairman of the Board (Chairman), and works in concert with the rest of our majority-independent Board and the independent Lead Director to oversee the execution of the Company’s strategy.

Our By-Laws and Corporate Governance Guidelines currently permit the roles of Chairman and CEO to be separate, and the Company has at various points in its history maintained separate Chairman and CEO positions. Such an approach can be useful when transitioning a new CEO into the combined Chairman and CEO role, and can also potentially provide a backstop to ensure that the talent is available to fill the CEO role should a senior management succession failure occur.

At this time, we believe that a combined Chairman and CEO role is currently the most desirable approach for promoting long-term stockholder value for several reasons:

•	Promotes Unified Approach on Corporate Strategy Development and Execution — Maintaining a combined role enables the Company’s CEO to act as a bridge between management and the Board, helping both to act with a common purpose. This also fosters consensus building and can help prevent divergent views on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company;

•	Requires that CEO Recognize Importance of Good Corporate Governance — Maintaining a combined position requires that the CEO’s responsibilities include a mastery of good corporate governance, a focus on broad stakeholder interests, and an open channel of communication, all of which enhance the CEO’s credibility with the Board and require the CEO to appreciate the vital importance of good governance practices in executing the Company’s strategy;

•	Provides Clear Lines of Accountability — A combined position has the practical effect of simplifying the accountability of the executive management team, thereby reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one; and

•	Provides Clear Roadmap for Stockholder/Stakeholder Communications — A combined position provides the Company’s stakeholders the opportunity to deal with one versus several points of overall authority, which we believe results in more efficient and effective communications with stakeholders.

While we recognize that there may be compelling arguments to having an independent chairman under any circumstance, our independent Lead Director’s duties are already closely aligned with the role of an independent, non-executive chairman. As Lead Director, Mr. Gordon’s role is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Mr. Gordon works with our Chairman to approve all meeting agendas, and presides at (i) executive sessions of the non-employee directors, which are held in conjunction with each regularly scheduled quarterly meeting of the Board, (ii) executive sessions of the independent directors, which are held at least once a year, and (iii) at any other meetings as requested by the directors. Mr. Gordon is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in any actions considered by the Executive Committee between Board meetings.

The Board’s Role in Risk Oversight

The Board’s role in the identification, assessment, oversight and management of potential risks that could affect the Company’s ability to achieve its strategic, operational and financial objectives consists of (i) reviewing and discussing the Company’s risk framework and risk management policies, (ii) facilitating appropriate coordination among the Board’s committees with respect to oversight of risk management by delegating oversight of significant financial and compensation risks to the Audit Committee and Compensation Committee, respectively, and (iii) periodically meeting with members of management, including the Company’s internal standing Risk Council, to identify, review and assess the major risk exposures and steps taken to monitor, mitigate, report and respond to such exposures.

Board Committees.  The Audit Committee is responsible for oversight of the Company’s significant financial risk exposures and periodically reviews and discusses with members of management those financial risk exposures and the steps being taken to monitor and mitigate such exposures. With the assistance of the Compensation Committee’s independent executive compensation consultant, the Compensation Committee is responsible for the oversight of the annual internal risk assessment of the Company’s compensation programs.

Internal Risk Council.  In order to facilitate oversight of potential risk exposures to the Company that have not been specifically delegated to any Board committee, the Board periodically meets with members of the Company’s internal Risk Council to review and assess the Company’s risk-management process and to discuss significant risk exposures. Members of management comprise the Company’s Risk Council and provide periodic reports to the CEO, the Audit Committee and the full Board regarding the Company’s risk profile and risk management strategies. In addition, the Company’s internal audit function provides additional perspective and insight regarding potential risks facing the Company.

Compensation Committee Risk Assessment

With the assistance of its independent executive compensation consultant, the Compensation Committee reviewed an internal risk assessment of the Company’s executive and non-executive compensation programs and the outcomes of such assessment. Based on such review, the Compensation Committee believes that the Company’s compensation programs (i) do not motivate our executives or our non-executive employees to take excessive risks, (ii) are aligned with stockholders’ best interests and (iii) are not reasonably likely to have a material adverse effect on the Company. Anadarko’s compensation programs are designed to support and reward appropriate risk taking and include the following:

•	a proper balance of operating and financial performance measures;

•	short-term and long-term performance periods;

•	significant stock ownership requirements for executives;

•	extended vesting schedules;

•	clawback provisions for misconduct (as defined in the 2008 Omnibus Incentive Compensation Plan); and

•	caps on incentive awards.

The Compensation Committee believes that these factors encourage all of the Company’s employees to focus on Anadarko’s sustained long-term performance.

Committees of the Board

The Board has four standing committees: (i) the Audit Committee, (ii) the Compensation Committee, (iii) the Nominating and Corporate Governance Committee, and (iv) the Executive Committee. For each of the current committees of the Board, the table below shows the current membership, the principal functions and the number of meetings held in 2010:

Meetings
Committees and			Held in
Membership	Principal Functions		2010
AUDIT† H. Paulett Eberhart††* John R. Butler, Jr.	•	Discusses the integrity of the Company’s accounting policies, internal controls, financial reporting practices and the financial statements with management, the independent auditor and internal audit.	12
Paula Rosput Reynolds	•	Reviews and discusses with management significant financial risk exposures, and the steps management has taken to monitor and mitigate such exposures.

	•	Monitors the qualifications, independence and performance of the Company’s internal audit function and independent auditor, and meets periodically with management, internal audit and the independent auditor in separate executive sessions.

	•	Establishes and maintains procedures for the submission, receipt, retention and treatment of complaints and concerns received by the Company regarding accounting, internal controls or auditing matters, including those complaints and concerns received through the confidential anonymous Anadarko Hotline.

	•	Monitors compliance with legal and regulatory requirements and the business practices and ethical standards of the Company.

	•	Approves the appointment, compensation, retention and oversight of the work of the Company’s independent auditor and establishes guidelines for the retention of the independent auditor for any permissible services.

	•	Oversees the work of the Company’s independent reserve engineering consultant, including meeting with the Company’s internal reserve engineers and the independent reserve engineering consultant, and meets with the independent reserve engineering consultant in executive session.

	•	Prepares the Audit Committee report, which is on page 26.

†	None of these committee members serve on the audit committee of more than two other public companies.

††	The Board has determined that Ms. Eberhart qualifies as an “audit committee financial expert” under the rules of the SEC based upon her education and employment experience as more fully detailed in Ms. Eberhart’s biography set forth above.

*	Committee Chairperson.

Meetings
Committees and			Held in
Membership	Principal Functions		2010
COMPENSATION AND BENEFITS Peter J. Fluor* Preston M. Geren III John R. Gordon	•	Ensures that our compensation objectives and philosophy are implemented through a compensation strategy that strategically aligns the interests of our executives with those of our stockholders.	9
	•	Approves and evaluates the Company’s director and officer compensation plans, policies and programs.
•
Retains compensation or other consultants to assist in the evaluation of director or executive compensation and otherwise to aid the Compensation Committee in meeting its responsibilities. For additional information on the role of compensation consultants, please see “Compensation Discussion and Analysis” beginning on page 28.

	•	Annually reviews the Company’s internal process for assessing the risk associated with the Company’s compensation programs and the outcomes of such assessment.
•
Periodically reviews and discusses with its independent compensation consultants and senior management its policy on executive severance arrangements, and recommends any proposed changes to the Board to the extent required by the Compensation Committee charter.

	•	Reviews the Compensation Discussion and Analysis and other relevant disclosures made in the proxy statement.
	•	Produces an annual Compensation Committee report, which is on page 27.

NOMINATING AND CORPORATE GOVERNANCE Preston M. Geren III* John R. Butler, Jr. Luke R. Corbett** H. Paulett Eberhart Peter J. Fluor John R. Gordon Paula Rosput Reynolds	•	Recommends nominees for director to the full Board and ensures such nominees possess the director qualifications set forth in the Company’s Corporate Governance Guidelines.	4
	•	Reviews the qualifications of existing Board members before they are nominated for re-election to the Board.
	•	Recommends members of the Board for committee membership.
	•	Proposes Corporate Governance Guidelines for the Company and reviews them annually.
	•	Oversees the Company’s compliance structure and programs.
	•	Develops and oversees an evaluation process for the Board and its committees.
	•	Oversees the emergency and expected CEO succession plans.
	•	Reviews and approves related-party transactions in accordance with the Board’s procedures.
	•	Reviews and investigates any reports to the confidential anonymous Anadarko Hotline regarding significant non-financial matters.

*	Committee Chairperson.

**	Mr. Corbett was appointed to the Nominating and Corporate Governance Committee in February 2011.

		Meetings
Committees and		Held in
Membership	Principal Functions	2010
EXECUTIVE James T. Hackett* Robert J. Allison, Jr. H. Paulett Eberhart Peter J. Fluor Preston M. Geren III John R. Gordon**	• Acts with the power and authority of the Board, in accordance with the Company’s By-Laws, in the management of the business and affairs of the Company while the Board is not in session.	3
	• Approves specific terms of financing or other transactions that have previously been approved by the Board.

*	Committee Chairperson.

**	Serving in his capacity as Lead Director.

Board of Directors

Director Independence

In accordance with NYSE rules, the Sarbanes-Oxley Act of 2002, the Securities Exchange Act of 1934, as amended (Exchange Act), and the rules and regulations adopted thereunder, and the Company’s Corporate Governance Guidelines, the Board must affirmatively determine the independence of each director and director nominee in accordance with the Company’s director independence standards, which are contained in the Company’s Corporate Governance Guidelines found on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Based on the standards contained in our Corporate Governance Guidelines, and the recommendation by the Nominating and Corporate Governance Committee, the Board has determined that each of the following non-employee director nominees are independent and have no material relationship with the Company that could impair such nominee’s independence:

•	John R. Butler, Jr.	•	Peter J. Fluor
•	Kevin P. Chilton	•	Preston M. Geren III
•	Luke R. Corbett	•	John R. Gordon
•	H. Paulett Eberhart	•	Paula Rosput Reynolds

In addition, the Board has affirmatively determined that (a) Mr. Hackett is not independent because he is the CEO of the Company; and (b) Mr. Allison is not independent because he had been an executive officer of Anadarko for many years and, as part of his retirement package, the Company continues to provide him use of the Company’s aircraft, office space, secretarial assistance and a monitored residential security system during his lifetime.

With respect to Mr. Butler, the Board specifically considered that Mr. Butler’s son-in-law was a non-executive employee of the Company who worked for the Company from 2001 to July 2010. The Board determined that this does not impact Mr. Butler’s independence.

For information regarding our policy on Transactions with Related Persons, please see page 69 of this proxy statement.

Selection of Directors

The Company’s Corporate Governance Guidelines require that with respect to Board vacancies, the Nominating and Corporate Governance Committee (or a subcommittee thereof) (a) identify the personal characteristics needed in a director nominee so that the Board as a whole will possess such qualifications as more fully identified below; (b) compile, through such means as the Nominating and Corporate Governance Committee considers appropriate, a list of potential director nominees thought to possess the individual qualifications identified in the Corporate Governance Guidelines, as well as any additional specific qualifications the Board deems appropriate at the time; (c) engage an outside consultant, as necessary, to assist in the search for qualified nominees; (d) review the background, character, experience and temperament of each potential nominee; (e) conduct interviews, and, if appropriate recommend that other members of the Board and/or management interview such potential nominee; and (f) evaluate each potential nominee in relation to the culture of the Company and the Board, which emphasizes independent thinking and teamwork.

As stated in our Corporate Governance Guidelines, one of the core competencies our Board has identified in assessing the qualifications of the Board as a whole is a diversity of experience, professional expertise, perspective and age. The Board recognizes that such diversity is an important factor in board composition and the Nominating and Corporate Governance Committee ensures that such diversity considerations are discussed in connection with each candidate for director. For the past several years, our Board has reviewed on at least an annual basis a director skillset chart set forth below that identifies characteristics that the Board believes contribute to an effective and well-functioning board and that the Board as a whole should possess the following:

•	other Board service (both prior and current)	•	exploration and production operations expertise
•	current or former experience as CEO of a	•	oil and gas service company expertise
	public company	•	international business experience
•	public company executive service (both	•	government relations experience
	prior and current)	•	marketing/commodity risk management experience
•	financial expertise	•	manufacturing/operations experience
•	banking/finance expertise	•	civic/charitable experience

The Nominating and Corporate Governance Committee considers these and other factors and the extent to which such skillsets can be represented when evaluating potential candidates for the Board. Together, this diversity of skillsets, experiences and personal backgrounds allows our directors to provide the diversity of thought that is critical to the Board’s decision-making and oversight process. Based upon the joint recommendation of an incumbent non-employee director and the Chairman of the Board, the Nominating and Corporate Governance Committee considered one or more of the foregoing factors in its (and the Board’s) consideration and nomination of General Chilton for election at the Annual Meeting.

Annual Evaluations

The Board and each of the independent committees have conducted self-evaluations related to their performance in 2010. The performance evaluations were supervised by the Nominating and Corporate Governance Committee and the results were discussed by the applicable committee and the Board. The Board and each committee have implemented any necessary changes as a result of these evaluations.

Communication with the Directors of the Company

The Board welcomes questions or comments about the Company and its operations. Interested parties may contact the Board, including the Lead Director, the non-employee or independent directors, or any individual director, at nominating_governance@apcdirector.com or at Anadarko Petroleum Corporation, Attn: Corporate Secretary, 1201 Lake Robbins Drive, The Woodlands, Texas, 77380-1046. Any questions or comments will be kept confidential to the extent reasonably possible, if requested. These procedures may change from time to time, and you are encouraged to visit our web site for the most current means of contacting our directors. If you wish to request copies of any of our governance documents, please see page 13 of this proxy statement for instructions on how to obtain them.

Stockholder Participation in the Selection of Director Nominees

The Nominating and Corporate Governance Committee did not receive any names of individuals suggested for nomination to the Company’s Board by stockholders during the past year. However, the Board will consider individuals identified by stockholders on the same basis as nominees identified from other sources. To nominate a director, a stockholder must follow the procedures described in the Company’s By-

Laws, which require that the stockholder give written notice to the Company’s Corporate Secretary at the Company’s principal executive offices. The notice to the Corporate Secretary must include the following:

•	the name and address of the stockholder and beneficial owner, if any, as they appear on the Company’s books;

•	the class or series and number of shares of the Company which are, directly or indirectly owned (including through a partnership) beneficially and of record by the stockholder and such beneficial owner and any derivative instrument directly or indirectly owned beneficially by such stockholder;

•	any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder has a right to vote any shares of any security of the Company;

•	any economic interest in any security of the Company, including any short interest, and any rights to dividends on the shares of the Company owned beneficially by such stockholder that are separated or separable from the underlying shares of the Company;

•	any performance-related fees (other than an asset-based fee) that such stockholder (including such stockholder’s immediate family) is entitled to based on any increase or decrease in the value of shares of the Company or derivative instruments, if any, as of the date of such notice;

•	a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination;

•	all information relating to such stockholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such stockholder and beneficial owner, if any, and their respective affiliates and associates and each proposed nominee, and his or her respective affiliates and associates;

•	with respect to each nominee for election or reelection to the Board a completed and signed questionnaire, representation and agreement that the nominee is not and will not become a party to the following:

–	any agreement, arrangement or understanding as to how such person, if elected as a director of the Company, will act or vote on any issue or question that has not been disclosed to the Company;

–	any voting commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Company, with such person’s fiduciary duties under applicable law; and

–	any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed.

•	In addition, the nominee must be in compliance, if elected as a director of the Company, and agree to continue to comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company; and

•	Any such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

Generally, nominations must be received no earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, the first anniversary of our last annual meeting of stockholders, or, if the nomination is with respect to a special meeting of stockholders, not earlier than the close of business on the 120th day prior to, and no later than the close of business on the 90th day prior to, such special meeting. For more information on stockholder participation in the selection of director nominees, please refer to that section in our Corporate Governance Guidelines and our By-Laws, which are posted on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Directors’ Continuing Education

The Company’s Director Education Policy encourages all members of the Board to attend director education programs appropriate to their individual backgrounds to stay abreast of developments in corporate governance and “best practices” relevant to their contribution to the Board as well as their responsibilities in their specific committee assignments. The Director Education Policy provides that the Company will reimburse directors for all costs associated with attending any director education program.

Compensation and Benefits Committee Interlocks and Insider Participation

The Compensation Committee is made up of three independent directors, Messrs. Fluor, Geren and Gordon. None of our executive officers currently serve, or in the past year have served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or our Compensation Committee.

Director Compensation

Non-employee directors receive a combination of cash and stock-based compensation designed to attract and retain qualified candidates to serve on the Board. Mr. Hackett does not receive any compensation for his service as a director. In setting director compensation, the Board considers the significant amount of time that directors spend in fulfilling their duties to the Company and its stockholders as well as the skill level required by the Company’s Board members. The Compensation Committee is responsible for determining the type and amount of compensation for non-employee directors. The Compensation Committee directly retained Hewitt Associates LLC as its outside independent compensation consultant to assist in the 2010 annual review of director compensation by providing benchmark compensation data and recommendations for compensation program design.

Retainer and Meeting Fees.  The following is a schedule of annual retainers and meeting fees for non-employee directors in effect during 2010 and payable on a quarterly basis:

Type of Fee	Amount

Annual Board Retainer	$50,000
Additional Annual Retainer to Chairperson of Audit Committee	$25,000
Additional Annual Retainer to Chairperson of Compensation Committee and of Nominating and Corporate Governance Committee	$15,000
Additional Annual Retainer for Board Member Serving as Lead Director	$25,000
Additional Annual Retainer to Audit Committee Members	$6,000
Additional Annual Retainer for Other Committee Members	$3,000
Fee for each Board Meeting Attended (plus expenses related to attendance)	$2,000
Fee for each Board Committee Meeting Attended (plus expenses related to attendance)	$2,000

Stock Plan for Non-employee Directors.  Stock-based awards made to non-employee directors are made pursuant to the Anadarko Petroleum Corporation 2008 Director Compensation Plan (Director Compensation Plan). In addition to the retainer and meeting fee compensation, non-employee directors receive annual equity grants. Equity grants to non-employee directors are automatically awarded each year on the date of the Company’s Annual Meeting. For 2010, each non-employee director received an annual equity grant with a value targeted at approximately $225,000, with 100% of the value delivered in deferred shares. Directors may elect to receive these shares on a specific date, but not earlier than one year from the date of grant, or when they leave the Board.

Non-employee directors may elect to receive their retainer and meeting fees in cash, common stock, or deferred cash under the Anadarko Deferred Compensation Plan described below, or any combination of the foregoing. Receipt of compensation in the form of common stock provides non-employee directors the opportunity to increase their personal ownership in the Company and comply with the established director stock ownership guidelines that require directors to hold stock equivalent to seven times the annual Board retainer. Directors have three years from the date of their initial election to the Board to comply with the guidelines. All non-employee directors currently exceed the Company’s stock ownership guidelines. This election option also provides the directors a method to invest in the Company as a stockholder and aligns their interests with the interests of the Company’s stockholders. The amount of stock issued to directors for payment in lieu of their cash fees is determined at the end of the quarter for which compensation is earned, and is calculated by dividing the closing stock price of the Company’s common stock on the date of grant into the applicable fee for that period.

Deferred Compensation Plan for Non-employee Directors.  Non-employee directors are eligible to participate in the Company’s Deferred Compensation Plan. The Deferred Compensation Plan allows non-employee directors to defer receipt of up to 100% of their retainers and meeting fees, and to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds, including common stock of the Company. The interest rate earned on the deferred amounts is not above-market or preferential. In general, deferred amounts are distributed to the participant upon leaving the Board or at a specific date as elected by the participant. Mr. Fluor and Ms. Reynolds are the only directors who elected to defer compensation during 2010.

Other Compensation.  Non-employee directors are covered under the Company’s Accidental Death & Dismemberment Plan and the Company pays the annual premium for such coverage on behalf of each director. The Company also provides each non-employee director with Personal Excess Liability coverage and pays the annual premium on their behalf. The Company maintains an Aid to Education Program under which certain gifts by employees, officers, directors and retired employees to qualified institutions of learning are matched on a two-to-one basis. The maximum contribution matched per donor, per calendar year is $2,500, resulting in a maximum Company yearly match of $5,000.

Director Compensation Table for 2010

The following table sets forth information concerning total director compensation earned during the 2010 fiscal year by each non-employee director:

					Change in
					Pension Value
					and Non-qualified
				Non-Equity	Deferred
	Fees Earned or	Stock	Option	Incentive Plan	Compensation	All Other
	Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)	($)(2)	($)	($)	($)(3)	($)

Robert J. Allison, Jr.(4)	72,000	225,021	0	0	0	4,055	301,076
John R. Butler, Jr.(5)	105,000	225,021	0	0	0	4,055	334,076
Luke R. Corbett	62,000	225,021	0	0	0	4,055	291,076
H. Paulett Eberhart	138,000	225,021	0	0	0	4,055	367,076
Peter J. Fluor(6)	119,000	225,021	0	0	0	4,055	348,076
Preston M. Geren III	117,000	225,021	0	0	0	4,055	346,076
John R. Gordon	129,000	225,021	0	0	0	4,055	358,076
Paula Rosput Reynolds(7)	107,000	225,021	0	0	0	4,055	336,076

(1)	The amounts included in this column represent the aggregate grant date fair value of the awards made to non-employee directors in 2010 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the director may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 13 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2010. As of December 31, 2010, each of the non-employee directors had aggregate outstanding deferred shares as follows: Mr. Allison — 16,777 shares; Mr. Butler — 22,695 shares; Mr. Corbett — 11,677 shares; Ms. Eberhart — 15,677 shares; Mr. Fluor — 13,348 shares; Mr. Geren — 5,127 shares; Mr. Gordon — 28,453 shares; and Ms. Reynolds — 11,399 shares.

(2)	The non-employee directors did not receive any stock option awards in 2010; however, as of December 31, 2010, each of the non-employee directors had aggregate outstanding vested and exercisable stock options as follows: Mr. Allison — 32,100 options; Mr. Butler — 42,100 options; Mr. Corbett — 27,100 options; Ms. Eberhart — 24,600 options; Mr. Fluor — 5,650 options; Mr. Geren — 13,900 options; Mr. Gordon — 62,100 options; and Ms. Reynolds — 5,650 options.

(3)	The amounts in this column include annual premiums paid by the Company for each director’s benefit in the amount of $155 and $1,400, respectively, for Accidental Death & Dismemberment coverage and Personal Excess Liability coverage and a $2,500 donation made on their behalf to a charity of their choice.

(4)	Certain ongoing benefits provided to Mr. Allison, which are not part of his compensation for service as a director of the Company, are discussed on page 69.

(5)	Mr. Butler elected to receive half of his retainer and meeting fees in cash and half in common stock.

(6)	Mr. Fluor deferred all of his retainer and meeting fees into the Company’s Deferred Compensation Plan.

(7)	Ms. Reynolds deferred half of her retainer and meeting fees into the Company’s Deferred Compensation Plan.

The following table contains the grant date fair value of deferred stock awards made to each non-employee director during 2010:

			Grant Date Fair
			Value of Stock
	Grant	Deferred	Awards
Directors	Date	Stock (#)	($)(1)

All Non-Employee Directors	May 18	3,877	225,021

(1)	The amounts included in the “Grant Date Fair Value of Stock Awards” column represent the grant date fair value of the awards made to non-employee directors in 2010 computed in accordance with FASB ASC Topic 718. The value ultimately realized by a director upon the actual vesting of the award(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 13 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The information provided below summarizes the beneficial ownership of our NEOs, each of our directors and director nominees, all of our directors, director nominees and executive officers as a group and owners of more than five percent of our outstanding common stock. “Beneficial ownership” generally includes those shares of common stock held by someone who has investment and/or voting authority of such shares or has the right to acquire such common stock within 60 days. The ownership includes common stock that is held directly and also stock held indirectly through a relationship, a position as a trustee, or under a contract or understanding.

Directors, Director Nominees and Executive Officers

The following table sets forth the number and percentage of Anadarko common stock beneficially owned by our NEOs, each of our directors and director nominees, and all of our executive officers, directors and director nominees as a group as of March 5, 2011:

	Amount and Nature of Beneficial Ownership
	Number of Shares	Stock
	of Common Stock	Acquirable	Total
	Beneficially	Within	Beneficial	Percent
Name of Beneficial Owner	Owned(1)(2)	60 Days	Ownership	of Class

James T. Hackett	319,111	506,600	825,711	*
Robert G. Gwin	12,327	243,367	255,694	*
R. A. Walker	87,025	368,568	455,593	*
Charles A. Meloy	56,662	136,634	193,296	*
Robert P. Daniels(3)	36,159	66,595	102,754	*
Robert J. Allison, Jr.	286,025	32,100	318,125	*
John R. Butler, Jr.	82,002	37,100	119,102	*
Kevin P. Chilton	0	0	0	*
Luke R. Corbett	11,677	27,100	38,777	*
H. Paulett Eberhart	15,677	24,600	40,277	*
Peter J. Fluor	14,348	5,650	19,998	*
Preston M. Geren III	9,987	13,900	23,887	*
John R. Gordon	184,513	62,100	246,613	*
Paula Rosput Reynolds	14,999	5,650	20,649	*
All directors, director nominees and executive officers as a group (16 persons)	1,236,679	1,808,440	3,045,119	*

*	Less than one percent.

(1)	Does not include shares of common stock that the directors or executive officers of the Company have the right to acquire within 60 days of March 5, 2011. This column does include shares of common stock held in the Company’s Benefits Trust as a result of the director compensation and deferral elections made in accordance with our benefit plans described elsewhere in this proxy statement. Those shares are subject to shared voting power with the trustee under that Trust and receive dividend equivalents on such shares, but the individuals do not have the power to dispose of, or direct the disposition of, such shares until such shares are distributed to them. In addition, some shares of common stock reflected in this column for certain individuals are subject to restrictions.

(2)	Does not include the following number of restricted stock units, which do not have voting rights but do receive dividend equivalents and are payable (after taxes are withheld) in the form of Company common stock: Mr. Hackett, 170,104; Mr. Gwin, 51,458; Mr. Walker, 67,914; Mr. Meloy, 63,863; and Mr. Daniels, 80,484. The terms associated with these awards are described in more detail on page 39.

(3)	In December 2010, Mr. Daniels transferred 46,463 shares of Company common stock, employee stock options to purchase 94,470 shares of Company common stock and 4,681 employee restricted stock units of Company common stock to his ex-wife pursuant to a divorce decree. Consequently, Mr. Daniels does not report shares of Company common stock or stock options that have been assigned to his ex-wife and in which he has no beneficial interest.

Certain Beneficial Owners

The following table shows the beneficial owners of more than five percent of the Company’s common stock as of December 31, 2010 based on information available as of February 14, 2011:

		Amount and Nature
		of Beneficial		Percent of
Title of Class	Name and Address of Beneficial Owner	Ownership		Class

Common Stock	BlackRock Inc. 40 East 52nd Street New York, NY 10022	35,797,946	(1)	7.22%

Common Stock	Wellington Management Company, LLP 280 Congress Street Boston, MA 02210	27,552,569	(2)	5.56%

Common Stock	FMR LLC 82 Devonshire Street Boston, MA 02109	27,253,435	(3)	5.49%

(1)	Based upon its Schedule 13G/A filed February 2, 2011, with the SEC with respect to Company securities held as of December 31, 2010, BlackRock Inc. has sole voting power as to 35,797,946 shares of common stock and sole dispositive power as to 35,797,946 shares of common stock.

(2)	Based upon its Schedule 13G filed February 14, 2011, with the SEC with respect to Company securities held as of December 31, 2010, Wellington Management Company, LLP has shared voting power as to 12,983,409 shares of common stock and shared dispositive power as to 27,552,569 shares of common stock.

(3)	Based upon its Schedule 13G/A filed February 14, 2011, with the SEC with respect to Company securities held as of December 31, 2010, FMR LLC has sole voting power as to 5,094,400 shares of common stock and sole dispositive power as to 27,253,435 shares of common stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of the Company’s common stock and other equity securities. Officers, directors and greater-than-ten-percent stockholders are required by the SEC’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted with copies of all Section 16(a) forms they filed with the SEC.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all reporting obligations of the Company’s officers, directors and greater-than-ten-percent stockholders under Section 16(a) were satisfied during the year ended December 31, 2010.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee of the Company shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall this report be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Audit Committee of the Board is responsible for independent, objective oversight of the Company’s accounting functions and internal controls over financial reporting. The Audit Committee is composed of three directors, each of whom is independent as defined by the NYSE listing standards. The Audit Committee operates under a written charter approved by the Board of Directors, which is available on the Company’s web site at http://www.anadarko.com/About/Pages/Governance.aspx.

Management is responsible for the Company’s internal controls over financial reporting. The independent auditor is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards in the United States of America and issuing a report thereon. The independent auditor is also responsible for performing independent audits of the Company’s internal controls over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.

KPMG LLP served as the Company’s independent auditor during 2010 and was appointed by the Audit Committee to serve in that capacity for 2011 (and we are seeking ratification by the Company’s stockholders at this Annual Meeting of such appointment). KPMG LLP has served as the Company’s independent auditor since its initial public offering in 1986.

In connection with these responsibilities, the Audit Committee met with management and the independent auditor to review and discuss the December 31, 2010 audited consolidated financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent auditor the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended.

The Audit Committee also received written disclosures and the letter from the independent auditor required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent auditor that firm’s independence.

Based upon the Audit Committee’s review and discussions with management and the independent auditor referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC.

THE AUDIT COMMITTEE

H. Paulett Eberhart, Chairperson
John R. Butler, Jr.
Paula Rosput Reynolds

COMPENSATION AND BENEFITS COMMITTEE REPORT
ON 2010 EXECUTIVE COMPENSATION

The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION AND BENEFITS COMMITTEE

Peter J. Fluor, Chairman
Preston M. Geren III
John R. Gordon

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis focuses on the following:

•	how our executive compensation program aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers competitive pay relative to our performance;

•	the philosophy and principles on which our executive compensation program is based;

•	our pay-for-performance approach, including the elements of our total executive compensation program and the reasons why we have chosen each element;

•	how we make compensation decisions and determine the amount of each element of compensation; and

•	an analysis of the material compensation decisions made by the Compensation Committee for 2010 performance.

Executive Summary

Anadarko was able to achieve or to exceed each of its key operational objectives for 2010 during a year that presented unprecedented challenges for the Company, its employees and its stakeholders. This performance, which continues to generate competitive returns and advance our longer-term growth objectives, was driven by several factors, including the following:

•	an increase in sales volumes by approximately 7% over 2009, which included a 13% increase in liquids, and represents year-over-year growth for the second consecutive year;

•	the addition of 359 million barrels of oil equivalent (BOE) of proved reserves, including the effects of price revisions and divestitures, which equates to replacing 153% of production;

•	continued offshore exploration and appraisal drilling success with an approximate 75% success rate;

•	the achievement of first oil at the Jubilee field offshore Ghana in a record 3.5 years following discovery;

•	a total stockholder return of 22% for 2010; and

•	strengthening of the Company’s balance sheet by refinancing $3.0 billion of its 2011 and 2012 scheduled maturities with longer-term debt and replacing its $1.3 billion revolving credit facility maturing in 2013 with a five-year $5.0 billion senior secured revolving credit facility, which enhanced the Company’s liquidity.

Further, the Company achieved these results while spending approximately $200 million less capital than originally projected for the year. Anadarko was also recognized with several awards during 2010 for these results as well as for its focus on environmental stewardship, health and safety and corporate citizenship, including the following:

•	2010 District Safe Award for Excellence (SAFE) from the Minerals Management Service (now known as the Bureau of Ocean Energy, Regulation and Enforcement);

•	Earth Day Award — Utah Division of Oil, Gas and Mining;

•	Interstate Oil & Gas Compact Commission Chairman’s Stewardship Award;

•	“Number 1 Large Company” in the Houston Chronicle’s 2010 survey of the best places to work in Houston; and

•	Executive of the Year (Jim Hackett) — Oil & Gas Investor Magazine.

(A complete listing of all of the Company’s awards and recognitions can be found under the “Corporate Responsibility” section of our website at www.anadarko.com.)

All of the achievements set forth on the previous page reflect the focused leadership of our executive team and the capabilities and dedication of our employees and were made in the midst of several challenges impacting the Company and the energy industry, including the Deepwater Horizon events, continued global and domestic economic uncertainty, low natural gas prices and an uncertain political and regulatory environment.

As more fully described on the following pages, our executive compensation program operated as designed for 2010, delivering competitive pay relative to our performance. Under our Annual Incentive Program, we achieved a performance score of 146% for 2010 due to our record sales volumes and growth, outstanding exploration success, strategic capital allocation management, successful cost inflation management, and commitment to the health and safety of our employees for the year. The annual bonus awarded to each of our NEOs reflects both the Company’s performance and their individual achievements. Our long-term incentive program (to which the substantial majority of our NEOs’ compensation is tied) is designed to emphasize stock price performance and the creation of value benefiting all of our stockholders. As a result of Anadarko’s relative stock performance ranking against specified industry peer companies for the two-year and three-year performance periods ending December 31, 2010, our NEOs achieved above-target level payouts under the executive performance unit award program.

During 2010, the Compensation Committee undertook a comprehensive review and assessment of the various design features of the Company’s executive compensation and benefits programs to confirm that such programs are competitively structured, are aligned with our short and long-term strategic goals and reflect a strong pay-for-performance orientation. Following the Deepwater Horizon events (Anadarko owns a 25% non-operating leasehold interest in the Macondo lease), the Compensation Committee considered various retention challenges in addition to the Company’s operational and financial performance to ensure that the Company retained a strong and focused executive leadership team. The compensation actions taken with respect to 2010 reflect the Compensation Committee’s adherence to its established executive compensation philosophy and principles, and a strong pay-for-performance orientation.

Below are the key actions and decisions made regarding the Company’s executive compensation program review in 2010 and early 2011, as approved by the Compensation Committee with counsel from its independent compensation consultant:

•	held base salaries for Messrs. Hackett, Daniels and Meloy at current levels (for the second year in a row) and increased the base salaries for Messrs. Gwin and Walker for competitive reasons;

•	reduced or maintained the value of the 2010 annual long-term incentive awards for each of the NEOs relative to the value of the annual long-term incentive awards made for 2009;

•	made performance-based incentive bonus awards to NEOs to recognize both Company and individual performance for 2010 and, beginning with the 2011 plan year, established maximum caps of 275% for each performance metric under the Annual Incentive Program, (in addition to the existing overall program cap of 200%);

•	increased the stock ownership requirements for our CEO from five times base salary to six times base salary and for our non-employee directors from five times annual retainer to seven times annual retainer;

•	reduced the level of executive severance benefits provided in the event of an involuntary not for cause termination, outside of a change-of-control, by eliminating: (1) the special retirement benefit enhancement, except for in special cases as approved by the Compensation Committee; and (2) the post-termination financial planning benefits;

•	reduced the level of post-change-of-control severance benefits for prospective senior executives by: (1) eliminating the modified single trigger provision and replacing it with a double trigger provision; (2) reducing the protection period from three years to two years; (3) eliminating the excise tax gross-up provision and replacing it with a best-of-net approach; and (4) eliminating post-termination financial planning benefits;

•	executed a special retention agreement with Mr. Meloy, providing for his continued leadership of the Company’s worldwide operations, to ensure that the Company is able to successfully execute on its business strategy in light of ongoing regulatory challenges in the Gulf of Mexico; and

•	awarded Mr. Daniels a special restricted stock grant to recognize his leadership for the Company’s exceptional exploration achievements in 2010.

As demonstrated during 2010, significant operational, regulatory and legal challenges have required that our executive management team remains disciplined and provides strong, focused leadership. The tragic Deepwater Horizon events, and the regulatory uncertainty that followed, created challenges for many deepwater operators. The Company’s reaction to these unfortunate events demonstrated the depth and flexibility of our portfolio, as we effectively reallocated capital, strengthened our balance sheet and enhanced liquidity in a manner that enabled us to exceed our corporate operating objectives for the year. The Compensation Committee understands the continuing challenges still facing the Company and our industry as a whole and recognizes the role the Compensation Committee plays in maintaining an executive management team capable of the discipline and leadership necessary to guide the Company through these challenges in the best manner for our stockholders. The actions taken by the Compensation Committee for 2010 were designed to ensure stability of our executive management team in light of these challenges and to continue aligning a significant portion of executive compensation to long-term stockholder value by further emphasizing pay-for-performance.

The Compensation Committee has adopted an executive compensation philosophy and designed an executive compensation program that positions a significant majority of each NEO’s compensation opportunity to be earned over the long-term (e.g., multi-year), while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee’s focus in 2011 will continue to ensure that the Company’s executive compensation program remains competitively positioned to attract and retain talented leaders and provides appropriate incentive and reasonable rewards relative to the contributions made by our executives and the performance achieved for our stockholders. The Company and the Compensation Committee recognize the importance of our stockholders’ opportunity to an advisory “say-on-pay” vote as a means of expressing views regarding the compensation practices and programs for our NEOs. The Compensation Committee believes that maintaining a consistent compensation philosophy — which reflects a significant focus on long-term compensation — in addition to a program that may be adjusted, as appropriate, to address industry trends and developments as well as evolving executive compensation practices, will provide our stockholders the most value through the alignment of their interests with a consistent, talented executive team.

Our Executive Compensation Philosophy and Guiding Principles

Philosophy

Our compensation philosophy is reviewed and confirmed by the Compensation Committee each year to ensure that it provides the appropriate foundation and principles for governing our executive compensation programs. The Compensation Committee believes that:

•	executive interests should be aligned with long-term stockholder interests;

•	executive compensation should be structured to provide appropriate incentive and reasonable reward for the contributions made and performance achieved; and

•	a competitive compensation package must be provided to attract and retain experienced, talented executives to ensure Anadarko’s success.

Design Principles

In support of this philosophy, our executive compensation programs are designed to adhere to the following principles:

•	a majority of total executive compensation should be in the form of equity-based compensation;

•	a meaningful portion of total executive compensation should be tied directly to the achievement of goals and objectives related to Anadarko’s targeted financial and operating performance;

•	a significant component of performance-based compensation should be tied to long-term relative performance measures that emphasize an increase in stockholder value over time;

•	performance-based compensation opportunities should not encourage excessive risk taking that may compromise the Company’s value;

•	executives should maintain significant levels of equity ownership;

•	to encourage retention, a substantial portion of compensation should be forfeitable by the executive upon voluntary termination;

•	total compensation opportunities should be reflective of each executive officer’s role, skills, experience level and individual contribution to the organization; and

•	our executives should be motivated to contribute as team members to Anadarko’s overall success, as opposed to merely achieving specific individual objectives.

Paying for Performance

We believe that long-term performance is the most important measure of our success and we manage our operations and business for the long-term benefit of our stockholders. Accordingly, our executive compensation program is weighted toward variable, or “At-Risk,” pay components with the heaviest emphasis placed on incentives that are dependent upon longer-term corporate performance and stock price appreciation. These long-term incentives, designed to motivate and reward our executive officers for maximizing long-term stockholder value, include stock options, restricted stock units and performance units and typically comprise more than 75% of each NEO’s annual total compensation.

Our executive compensation program includes both direct and indirect compensation elements (which are outlined in the tables below). We believe that a majority of executive compensation should be performance-based; however, we do not have a specific formula that dictates the overall weighting of each element as a part of total compensation. The Compensation Committee determines total compensation based on a review of competitive compensation data, consistency with our overall compensation philosophy and its judgment as a committee.

Direct Compensation Elements

The level of each element of direct compensation (both “fixed” and “variable”) is generally benchmarked against the 50th and 75th percentiles of our industry peer group. When making decisions on each of these elements, the Compensation Committee takes into consideration the multiple factors discussed in the How We Make Compensation Decisions section beginning on page 34.

Direct Compensation Element	Primary Purposes

Fixed Pay
Base Salary	•	Provides a fixed level of income to compensate executives for their level of responsibility, relative expertise and experience, and in some cases their potential for advancement

Variable or At-Risk Pay (mix of annual and long-term compensation opportunity)
Annual Incentive Program	•	Motivates and rewards executives for achieving annual Company objectives aligned with value creation
	•	Recognizes individual contributions to Company performance

Restricted Stock Units	•	Aligns the interests of executives with stockholders by emphasizing long-term share ownership and stock appreciation
	•	Provides a forfeitable ownership stake to encourage executive retention

Stock Options	•	Aligns the interests of executives with stockholders by rewarding long-term growth in our stock value
	•	Provides a forfeitable ownership stake to encourage executive retention

Performance Units	•	Recognizes how the Company performs relative to its industry peers under common external market conditions
	•	Motivates and rewards the achievement of long-term strategic Company objectives
	•	Provides a forfeitable long-term incentive to encourage executive retention

The proportion of total direct compensation that each of the fixed and At-Risk elements represent are illustrated in the charts below and reflect the following: base salaries that became effective November 2010, as discussed on page 36; target bonus opportunities effective for 2011, as discussed on page 37; and the estimated grant date value for the 2010 annual equity awards (excluding the value of any one-time awards), as discussed on page 41.

Percent of total direct compensation At-Risk: 91% Percent of total direct compensation that is Long-Term: 79%	Percent of total direct compensation At-Risk: 88% Percent of total direct compensation that is Long-Term: 76%

These charts highlight the significant portion of total direct compensation that is At-Risk and the Company’s emphasis on long-term equity-based incentives. Any value ultimately realized for the long-term equity-based awards is directly tied to Anadarko’s absolute and relative stock price performance. The actions taken by our Compensation Committee for 2010 and the compensation earned by our NEOs in 2010 emphasize our focus on and alignment with long-term performance.

This pay-for-performance alignment is further illustrated by the graph below which compares the three-year cumulative total return to our stockholders relative to the cumulative total return of the industry peer group that we use for executive compensation benchmarking as well as the S&P 500 Index. The information contained in the graph below is furnished and not filed, and is not incorporated by reference into any document that incorporates this proxy statement by reference. The companies included in the industry peer group are: Apache Corporation; Chesapeake Energy Corporation; Chevron Corporation; ConocoPhillips; Devon Energy Corporation; EOG Resources, Inc.; Hess Corporation; Marathon Oil Corporation; Noble Energy, Inc.; Occidental Petroleum Corporation; Pioneer Natural Resources Company; and Plains Exploration & Production Company.

COMPARISON OF 3 YEAR CUMULATIVE TOTAL RETURN
Among Anadarko Petroleum Corporation, the S&P 500 Index
and an Industry Peer Group

An investment of $100 (with reinvestment of all dividends) is assumed to have been made in the Company’s common stock, in the S&P 500 Index and in the industry peer group on December 31, 2007 and its relative performance is tracked through December 31, 2010.

Fiscal Year Ended December 31	2007	2008	2009	2010

Anadarko Petroleum Corporation	$100.00	$59.08	$96.41	$118.37
S&P 500 Index	100.00	63.00	79.67	91.67
Industry Peer 50th Percentile	100.00	61.36	86.23	97.58
Industry Peer 75th Percentile	100.00	74.56	97.89	112.09

Indirect Compensation Elements

In addition to direct compensation elements, the Company also provides certain benefits and perquisites (considered “indirect compensation elements”) that are considered typical within our industry and necessary to attract and retain executive talent. The table below identifies each element of indirect compensation and the primary purpose for using each element. The value of each element of indirect compensation is generally structured to be competitive within our industry.

Indirect Compensation Element	Primary Purposes

Retirement Benefits	•	Provides a competitive means for executives to build financial security
	•	Attracts talented executives and rewards them for extended service
	•	Offers secure and tax-advantaged vehicles for executives to save effectively for retirement

Other Benefits (for example, health care, paid time off, disability and life insurance) and Perquisites	•	Enhances executive welfare and financial security
	•	Provides a competitive package to attract and retain executive officers, but does not constitute a significant part of an executives’ compensation

Severance Benefits	•	Attracts and helps retain executive officers in a volatile and consolidating industry
	•	Provides transitional income following an executive officer’s involuntary termination of employment

How We Make Compensation Decisions

The Compensation Committee utilizes several different tools and resources in reviewing elements of executive compensation and making compensation decisions. These decisions, however, are not purely formulaic and the Compensation Committee exercises judgment and discretion in making them.

Compensation Consultant.  The Compensation Committee utilizes an independent executive compensation consultant to review executive compensation and benefit programs. Initially, in 2010, the Compensation Committee directly retained Hewitt Associates LLC, or Hewitt, as its outside independent compensation consultant. On October 1, 2010, the Compensation Committee then retained Meridian Compensation Partners, LLC, or Meridian, as its outside independent executive compensation consultant upon Meridian’s separation from Hewitt. In these engagements, the consultants reported directly and exclusively to the Compensation Committee; however, at the Compensation Committee’s direction, the consultants worked directly with management to review or prepare materials for the Compensation Committee’s consideration. The consultant engaged at the time of the applicable meeting attended each of the nine Compensation Committee meetings in 2010. The Compensation Committee did not engage any consultant other than Hewitt or Meridian during 2010 to provide executive compensation consulting services. The Compensation Committee’s engagement of its compensation consultant included the following services:

•	providing relevant market data (including benchmarking, surveys, trends and best practices information) as a background against which the Compensation Committee could consider total executive officer compensation elements and awards;

•	advising the Compensation Committee on aligning compensation programs with the interests of our stockholders; and

•	attending and participating in Compensation Committee meetings throughout the year as the Compensation Committee deemed appropriate.

During 2010, Hewitt performed no material services for us in the United States outside the scope of its engagement with the Compensation Committee; however, Hewitt does provide actuarial services for our United Kingdom pension program. During 2010, Meridian performed no services for us outside the scope of its engagement with the Compensation Committee. As part of the consultant’s engagement agreement with the Compensation Committee, any significant new engagement between us and the consultant is contingent upon notification to the Compensation Committee. The Compensation Committee reviews the engagement of its independent executive compensation consultant on an annual basis, and as part of that process reviews a summary of all services provided by the consultant and related costs.

The table below identifies the executive and non-executive compensation consulting fees paid by us to Hewitt for services provided during the fiscal year ended December 31, 2010:

2010

Executive Compensation Consulting Fees	$339,445
Non-Executive Compensation Consulting Fees	689,901

Total	$1,029,346

The non-executive compensation consulting fees include $660,798 in fees associated with the actuarial services for our United Kingdom pension and insurance programs and $29,103 in fees associated with our purchase of compensation surveys and market data not related to executive compensation. Although the decision to engage Hewitt for these non-executive compensation services was made by management and not approved by the Compensation Committee, the Compensation Committee did consider all of the services provided by Hewitt when engaging them as its independent consultant in 2010.

Benchmarking.  During 2010, the Compensation Committee conducted its annual benchmarking review of an industry peer group to use as a reference point for assessing competitive executive compensation data. This industry peer group consists of select oil and gas industry peer companies, approved by the Compensation Committee, which are similar to us in size, scope and nature of business operations. The Compensation Committee’s consultant collects and analyzes the benchmark data using their proprietary incentive valuation models and presents its analysis to the Compensation Committee. The Compensation Committee also reviewed data from a broader group of companies, which consists of select companies from diverse industries that are similar to us in size (based primarily on annual revenues) but are not directly comparable to us. This data is used for gaining a general understanding of broader trends outside our industry, but is not used to benchmark our total executive compensation.

Our 2010 industry peer group consisted of the following companies:

• Apache Corporation	• Devon Energy Corporation	• Noble Energy, Inc.
• Chesapeake Energy Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company

Within the oil and gas industry, there are a very limited number of companies that closely resemble us in size, scope and nature of business operations. Our industry peer group contains companies in our industry that are both larger and smaller in size and scope and that may operate in related business segments in the industry in which we have no operations, such as refining. We compete with these companies for talent and believe the selected companies are currently the most appropriate with respect to executive compensation benchmarking. The differences and similarities between us and the companies in our industry peer group are taken into consideration when referencing benchmarks for executive compensation decisions.

Role of CEO and/or Other Executive Officers in Determining Executive Compensation.  Our CEO, Mr. Hackett, provides recommendations to the Compensation Committee for each element of compensation for each of the NEOs other than himself. In forming his recommendations, he may seek input from other senior officers about the employees who report to each of them. The Compensation Committee, with input from its consultant, determines each element of compensation for Mr. Hackett and, with input from its consultant and Mr. Hackett, determines each element of compensation for the other NEOs. At the Compensation Committee’s request, our executive officers assess the design of, and make recommendations related to, our compensation and benefit programs, including recommendations related to the appropriate financial and non-financial performance measures used in our incentive programs. The Compensation Committee is under no obligation to utilize these recommendations. Executive officers and others may also attend Compensation Committee meetings when invited to do so.

Tally Sheets.  To enhance the analytical data used by the Compensation Committee to evaluate our NEO compensation and to provide the Compensation Committee a single source for viewing the aggregate value of all material elements of executive compensation, we have incorporated “tally sheets” into the Compensation Committee’s annual executive compensation review. The tally sheets provide a snapshot of:

•	current total annual compensation, including base salary, annual cash incentives, equity compensation, benefits and perquisites;

•	accumulated unvested equity award values and total stock ownership levels; and

•	estimated termination benefits for a variety of voluntary and involuntary termination events, including change-of-control.

The Compensation Committee does not assign a specific weighting to the tally sheets in their overall decision-making process, but rather uses the information provided in the tally sheets to gain additional perspective and as a reference in the decision-making process.

Other Considerations.  In addition to the above resources, the Compensation Committee considers other factors when making compensation decisions, such as individual experience, individual performance, internal pay equity, development and/or succession status, and other individual or organizational circumstances. With respect to equity-based awards, the Compensation Committee also considers the cost of such awards, the impact on dilution, and the relative value of each element comprising total target executive compensation.

2010 Compensation Actions

The following is a discussion of each compensation element and the specific actions taken by the Compensation Committee in 2010 related to each element. Each of these elements is reviewed on an annual basis, and may be reviewed at the time of a promotion, other change in responsibilities, other significant corporate events or a material change in market conditions. The same design principles and factors are applied in a consistent manner to all NEOs. Material differences in the amount of compensation awarded to each of the NEOs generally reflect the differences in the individual responsibility and experience of each officer and the differences in the amounts of compensation paid to officers in comparable positions in our industry peer group. For example, our CEO’s compensation is higher than the compensation of the other NEOs. This difference in compensation reflects that our industry peer group benchmark data is substantially higher for the CEO role than for the other NEO positions, reflecting the higher degree of responsibility and scrutiny the CEO position entails for the image, strategic direction, financial condition, and operating results of the Company.

Base Salary

The table below reflects the base salaries that were approved by the Compensation Committee in 2010:

	Salary as of	Salary Effective
Name	January 1, 2010	November 2010	Increase%

Mr. Hackett	$1,567,500	$1,567,500	0.0%
Mr. Gwin	$650,000	$715,000	10.0%
Mr. Walker	$700,000	$735,000	5.0%
Mr. Meloy	$575,000	$575,000	0.0%
Mr. Daniels	$575,000	$575,000	0.0%

Messrs. Hackett, Meloy and Daniels did not receive increases in their base salaries (which were last increased in November 2008) due to the relative positioning of their salaries against the industry peer group benchmark comparisons. The base salaries for Messrs. Hackett and Meloy are positioned at approximately the 75th percentile of the industry peer group, and the base salary for Mr. Daniels is above the 75th percentile. Each of our peer companies structure its operations and explorations groups differently (some by geography, some by function), which results in varying levels of leadership responsibility. While we consider the available industry peer group benchmark data for Messrs. Meloy’s and Daniels’ functional positions, we place a greater emphasis on internal pay equity within our executive team in determining their compensation levels. As a result of this approach, we have chosen to compensate Messrs. Meloy and Daniels at the same base salary levels. We believe the salaries for Messrs. Meloy and Daniels appropriately reflect more than 25 years of experience that each executive has in the oil and gas industry and the value we place on their technical knowledge and leadership within the Company. Mr. Walker received a five-percent base salary increase to recognize his expanded role as President. This increase positions his salary between the 50th and 75th percentile of the industry peer group. Mr. Gwin received a ten-percent increase to position his salary at approximately the 75th percentile of the industry peer group and to recognize his increasing contributions and valuable leadership on the executive team.

Performance-Based Annual Cash Incentives (Bonuses)

Our executive officers participate in the Annual Incentive Program, or AIP, which is part of our 2008 Omnibus Incentive Compensation Plan (Omnibus Plan) that was approved by our stockholders in May 2008. In February 2010, the Compensation Committee established a baseline AIP performance hurdle for the NEOs of $2.0 billion of Cash Flow from Operating Activities (Net cash provided by (used in) operating activities) as calculated in the Consolidated Statements of Cash Flows for the fiscal year. If this performance hurdle is not achieved, the NEOs earn no AIP bonuses for the year. If the performance hurdle is met, the bonus pool is funded at the maximum bonus opportunity level for each NEO. The Compensation Committee may apply negative discretion in determining actual awards, taking into consideration our actual performance against corporate annual performance goals (as discussed below), each individual officer’s performance and contributions, and other factors as deemed appropriate by the Compensation Committee, but the Compensation Committee does not have the discretion to increase bonuses above funded amounts. The AIP bonus pool was fully funded for the 2010 performance year based on our exceeding the established performance hurdle.

If the initial performance hurdle is met, the Compensation Committee uses the following formula as a guideline for determining individual bonus payments:

Individual Target Bonus Opportunities.  Individual target bonus opportunities, set as a percentage of base salary, are generally established to provide bonus opportunities between the 50th and 75th percentile levels of our industry peer group. Messrs. Meloy’s and Daniels’ target bonuses were established based on internal equity factors as previously discussed under the Base Salary section, which position their target opportunities above the 75th percentile of the benchmark data. Executive officers may earn from 0% up to 200% of their individual bonus target. The bonus targets for 2010 are shown in the table below. As part of its annual review of executive compensation in 2010, the Compensation Committee made no changes to the NEOs’ bonus targets for 2011.

	Minimum	Target	Maximum
	Payout as a	Payout as a	Payout as a
Name	% of Salary	% of Salary	% of Salary

Mr. Hackett	0%	130%	260%
Mr. Gwin	0%	95%	190%
Mr. Walker	0%	100%	200%
Mr. Meloy	0%	95%	190%
Mr. Daniels	0%	95%	190%

AIP Performance Score.  In determining the performance score under the Company’s AIP for 2010, the Compensation Committee approved the following internal operational, financial and safety measures and weightings:

•	Operational Measures (Reserve Additions and Production Volumes) — The primary business objectives for an exploration and production company are to find and produce reserves. Including specific operational goals on reserve additions (before price revisions and divestitures) and production volumes provides a direct line of sight for our operations personnel and gives them a direct stake in our operational successes.

•	Financial Measures (Capital Expenditures and EBITDAX/Barrel of Oil Equivalent (BOE)) — These financial measures focus on financial discipline and encourage employees to manage costs relative to gross margins and the commodity price environment. For AIP purposes, EBITDAX/BOE is calculated as earnings before interest, taxes, depreciation, depletion, amortization, impairments and exploration expenses divided by sales volumes for the year. It excludes results from financial instruments, gains/losses on sales of assets and other income/expense items.

•	Safety — The health and safety of our employees is very important to us and critical to our success. Accordingly, we include among our performance metrics a target total recordable incident rate per 100 employees so that employees are focused on maintaining a safe work environment.

•	Cash Cost Management Factor — This factor acts as a potential multiplier on the AIP performance results for 2010 (as calculated below) and is intended to encourage employees to focus on efficiencies that impact controllable cash costs. The cash cost management factor is calculated as oil and gas lease operating expense plus general and administrative expense divided by total sales volumes.

In both approving performance goals and measuring the Company’s performance against those goals, the Compensation Committee may use its discretion in determining the extent to which such goals or results properly reflect the Company’s achievement of overall business objectives, including any material changes in the Company’s operations or business objectives during the course of a given year. The table below reflects the 2010 target and the 2010 performance results against the target for each measure under the AIP:

	Relative		AIP	AIP
	Weighting	AIP Target	Performance	Performance
2010 AIP Performance Goals	Factor	Performance	Results(1)	Score

Reserve Additions (before price revisions and divestitures), MMBOE	25%	310	329	33%
Production Volumes, MMBOE	25%	231	235	35%
Capital Expenditures, $MM	20%	$5,600	$5,238	29%
EBITDAX/BOE, $	20%	$25.88	$28.43	25%
Total Recordable Incident Rate (Safety)	10%	0.70	0.69	11%

Sub-total	100%			133%
Cash Cost Management Factor(2)	≤10% Multiplier	$9.30	$8.40	x1.10

Total				146%

(1)	The Compensation Committee did not make any adjustments to any of the measured 2010 AIP performance results or overall calculated 2010 AIP performance score.

(2)	This factor is capped at a 10% multiplier and cannot cause the total AIP performance score to exceed 200%.

Individual Performance Adjustments.  In determining an NEO’s bonus payment, the Compensation Committee may make an adjustment based on individual performance. This adjustment allows the

Compensation Committee to recognize an individual’s significant contributions that may not be reflected in the overall AIP performance score.

In determining 2010 bonus awards for the NEOs, the Compensation Committee considered the Company’s overall performance results for the year which included record sales volumes, above-target reserve growth, industry-leading exploration results and strong stock performance. The Compensation Committee also considered the executive leadership that was exhibited to achieve this performance in the midst of numerous challenges impacting the Company and the energy industry, including the Deepwater Horizon events, continued global and domestic economic uncertainty, low natural gas prices and an uncertain political and regulatory environment. Although the Company delivered strong performance during 2010 in the midst of these challenges, Messrs. Hackett and Walker each requested that their individual AIP awards not exceed the Company’s AIP performance score. This request was a reflection of their belief that, to the extent the Compensation Committee determined to make individual awards greater than the Company’s AIP performance score, the other NEOs should be given credit for their extraordinary accomplishments during 2010. In light of the foregoing requests and based upon the Compensation Committee’s overall assessment of Company and individual NEO performance, the Compensation Committee determined that it was appropriate to award bonuses to Messrs. Hackett and Walker equal to the Company’s overall 146% AIP performance score. The Compensation Committee awarded bonuses of 175% of target to Messrs. Gwin, Meloy and Daniels, which included individual performance-based adjustments, relative to the Company’s AIP performance score, to recognize their leadership and individual contributions in their respective areas as more fully described below:

•	For Mr. Gwin in recognition of his efforts in strengthening the Company’s balance sheet by refinancing $3.0 billion of its 2011 and 2012 scheduled maturities with longer-term debt and replacing its $1.3 billion revolving credit facility maturing in 2013 with a five-year $5.0 billion senior secured revolving credit facility, which enhanced the Company’s liquidity. The award for Mr. Gwin also recognizes his critical role in representing the Company’s interests surrounding the Deepwater Horizon events.

•	For Mr. Meloy in recognition of the Company’s record-setting production and sales volumes and solid execution of the Company’s evaluation and development activities while avoiding the distractions to execution that might have occurred following the Deepwater Horizon events. Under his leadership, the Company’s year-over-year operating achievements continue to add differentiating value for Anadarko stockholders.

•	For Mr. Daniels in recognition of the Company’s outstanding exploration success in 2010 that created significant growth potential and a strong catalyst for longer-term equity performance. This success was achieved despite being constrained for more than six months from any exploration drilling in the Gulf of Mexico.

Actual Bonuses Earned for 2010.  The AIP awards earned for 2010 and paid to each of the NEOs are shown in the table below and are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

	Base Salary		Target Bonus		AIP		Individual
	Earnings for		as% of Base		Performance		Performance		Actual Bonus	Actual Bonus
Name	2010		Salary		Score		Adjustments		Award ($)	Award (%)

Mr. Hackett	$1,567,500	X	130%	X	146%	+	$0	=	$2,975,115	146%
Mr. Gwin	$657,500	X	95%	X	146%	+	$181,141	=	$1,093,094	175%
Mr. Walker	$704,039	X	100%	X	146%	+	$0	=	$1,027,896	146%
Mr. Meloy	$575,000	X	95%	X	146%	+	$158,412	=	$955,937	175%
Mr. Daniels	$575,000	X	95%	X	146%	+	$158,412	=	$955,937	175%

Equity Compensation

The Compensation Committee makes equity-based awards under our Omnibus Plan. Annual equity-based awards for NEOs are typically made at the regularly scheduled meeting of the Compensation Committee each

November. Equity awards for newly hired NEOs are made on the executive officer’s first day of employment with us. Equity awards for NEOs made in connection with promotions are approved by the Compensation Committee and the grant date is generally effective the date of appointment.

Our annual awards are determined based on a targeted dollar value and consist of a combination of stock options, time-based restricted stock units and performance unit awards. The 2010 targeted equity award value (calculated using Meridian’s proprietary incentive valuation models) was allocated 40% in non-qualified stock options, 35% in restricted stock units, and 25% in performance units. This allocation provides a combination of equity-based awards that is performance-based in absolute and relative terms, while also encouraging retention. In addition, the use of performance unit awards and restricted stock units enables us to better manage our potential stock dilution. With respect to the restricted stock units, the Compensation Committee establishes an objective performance criteria for each calendar year that must be achieved before the restricted stock units are awarded to executives the following year. The restricted stock unit awards made in November 2010 were based on the Company’s achievement of the 2009 performance criteria ($1.6 billion of cash flow from continuing operations for fiscal year 2009).

Below is a summary of the typical provisions of each of the equity award types:

Equity Award Type	Provisions

Stock Options	•	The term of the grant does not exceed seven years
	•	The exercise price is not less than the market price on the date of grant
	•	Repricing of options to a lower exercise price is prohibited, unless approved by stockholders
	•	Options typically vest pro-rata annually over three years, beginning with the first anniversary of the date of grant
	•	Generally, an executive officer will forfeit any unvested stock options if the executive terminates voluntarily or is terminated for cause prior to the vesting date

Restricted Stock Units	•	Typically vest pro-rata annually over three years, beginning with the first anniversary of the date of grant
	•	Executive officers receive dividend equivalents on the units, but do not have voting rights
	•	Generally, an executive officer will forfeit any unvested restricted stock units if the executive terminates voluntarily or is terminated for cause prior to the vesting date
	•	Executive officers have the ability to defer restricted stock unit awards

Performance Units	•	Performance units are earned based on the Company’s relative total stockholder return (TSR) performance against a specified peer group
	•	Each performance unit is denominated as an equivalent of one share of our stock, with payout based on performance over a specified performance period
	•	Awards are paid in either shares or cash, as determined by the Compensation Committee at the time of grant
	•	Executive officers are awarded a target award, with actual payout ranging from 0% to 200% of the target award
	•	Executive officers do not have voting rights with respect to, and no dividend equivalents are paid on, these awards
	•	Generally, an executive officer will forfeit any unvested performance units if the executive terminates voluntarily or is terminated for cause prior to the end of the performance period
	•	Executive officers have the ability to defer performance unit awards

Performance Unit Program

The following table reflects the payout scale for the current annual performance unit program:

Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12

Payout as% of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

The TSR measure provides an external comparison of our performance against an industry peer group. The industry peer group for our most recent awards is listed below:

• Apache Corporation	• EOG Resources, Inc.	• Occidental Petroleum Corporation
• Chevron Corporation	• Hess Corporation	• Pioneer Natural Resources Company
• ConocoPhillips	• Marathon Oil Corporation	• Plains Exploration & Production Company
• Devon Energy Corporation	• Noble Energy, Inc.

If any of these peer companies undergoes a change in corporate capitalization or a corporate transaction (including, but not limited to, a going-private transaction, bankruptcy, liquidation, merger, consolidation, etc.) during the performance period, the Compensation Committee shall undertake an evaluation to determine whether such peer company will be replaced. The Compensation Committee has pre-approved Murphy Oil Corporation, Nexen, Inc., and Chesapeake Energy Corporation as replacement companies (in that order).

Below is an example of how the performance unit payout scale works, assuming an executive officer received a target award of 20,000 performance units.

Target
		Performance	Relative TSR
		Units for	Ranking for
		Each	the		Number of
Total Target	Performance	Performance	Performance	Payout	Performance Units	Timing of
Award	Period	Period	Period	%	Earned(1)	Payout

20,000 performance units	50% tied to a two-year performance period	10,000 (20,000 x 50%)	3rd	164%	16,400 units (10,000 x 164%)	Paid after end of two-year performance period

	50% tied to a three-year performance period	10,000 (20,000 x 50%)	10th	0%	0 units (10,000 x 0%)	No payout after end of three-year performance period

(1)	Each performance unit earned has a value equal to the closing price of one share of our common stock on the date the Compensation Committee certifies the performance results for the respective performance period.

Equity Awards Made During 2010

On November 9, 2010, the Compensation Committee approved the following annual long-term incentive awards. These awards are included in the Grants of Plan-Based Awards Table on page 54.

		Number of	Target Number
	Number of	Restricted Stock	of Performance
Name	Stock Options	Units	Units

Mr. Hackett	188,044	79,571	56,837
Mr. Gwin	54,256	22,959	16,399
Mr. Walker	85,189	36,048	25,749
Mr. Meloy	48,586	20,560	14,686
Mr. Daniels	48,586	20,560	14,686

In determining these annual awards, the Compensation Committee considered the following factors:

•	competitive benchmarking data, which reflected an overall flat to downward value of long-term incentive awards at the 50th and 75th percentile levels, respectively;

•	each executive’s contribution to the successful execution of the Company’s strategic goals for the year;

•	the leadership and actions demonstrated by the executive team to protect the Company’s and stockholders’ interests in response to the complex business challenges arising from the Deepwater Horizon events; and

•	the importance of retaining and engaging this executive team for the execution of the Company’s long-term strategy.

Based on these considerations, the Compensation Committee determined that for the NEOs (other than Mr. Hackett), it was appropriate to hold the 2010 annual award values flat relative to their 2009 award values. Influenced by the downward pressure in the competitive benchmarking data at the CEO level and the relative TSR performance at the time of the award, the Compensation Committee approved a 2010 equity award for Mr. Hackett that was approximately 20% less than his 2009 award. These actions position the NEOs’ annual awards in the top quartile of the benchmarking data.

In addition to Mr. Daniels’ annual award discussed above, the Compensation Committee awarded him a special grant of 15,788 restricted stock units, targeted at approximately $1,000,000, to recognize his leadership for the Company’s exceptional exploration achievements in 2010. This award is subject to pro-rata vesting over the next three years, beginning one year from the date of grant.

Performance Units — Results for Performance Periods Ending in 2010

In February 2011, the Compensation Committee certified the performance results for the 2007 and 2008 annual performance unit awards with three-year and two-year performance periods that ended December 31, 2010. Under the provisions of these awards, the targeted performance units were subject to our relative TSR performance against a defined TSR peer group. TSR performance is based on the difference between (1) the average closing stock price for the 30 trading days preceding the beginning of the performance period, and (2) the average closing stock price for the last 30 trading days of the performance period, plus dividends paid for the performance period, and further adjusted for any other distributions or stock splits, where applicable.

For the three-year performance period beginning January 1, 2008 and ending December 31, 2010, the Company’s TSR performance ranked sixth relative to the defined peer group. The defined TSR peer group for the three-year performance period included: Apache Corporation; ConocoPhillips; Devon Energy Corporation; EnCana Corporation; EOG Resources, Inc.; Hess Corporation; Marathon Oil Corporation; Noble Energy, Inc.; Occidental Petroleum Corporation; Pioneer Natural Resources Company and Talisman Energy, Inc. This ranking resulted in a 110% payout as a percent of target.

						APC
Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12

TSR	79.9%	34.7%	16.2%	14.1%	13.7%	13.3%	7.2%	–8.1%	–12.7%	–13.9%	–14.5%	–34.6%

Payout as % of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

For the two-year performance period beginning January 1, 2009 and ending December 31, 2010, the Company’s TSR performance ranked second relative to the defined peer group. The defined TSR peer group for the two-year performance period included: Apache Corporation; Chevron Corporation; ConocoPhillips; Devon Energy Corporation; EOG Resources, Inc.; Hess Corporation; Marathon Oil Corporation; Noble Energy, Inc.; Occidental Petroleum Corporation; Pioneer Natural Resources Company and Plains Exploration & Production Company. This ranking resulted in a 182% payout as a percent of target.

		APC
Final TSR Ranking	1	2	3	4	5	6	7	8	9	10	11	12

TSR	380.1%	86.4%	83.1%	80.0%	61.6%	56.8%	50.3%	44.4%	36.8%	28.7%	24.4%	11.9%

Payout as % of Target	200%	182%	164%	146%	128%	110%	92%	72%	54%	0%	0%	0%

The following tables list the number of performance units awarded at minimum, target, and maximum levels and the actual number of performance units earned by the NEOs under the provisions of these awards for the three-year and two-year performance periods that ended December 31, 2010:

	2007 Annual Award
				Actual #
	Minimum #	Target #	Maximum #	Performance Units
Name	Performance Units	Performance Units	Performance Units	Earned

Mr. Hackett	0	43,750	87,500	48,125
Mr. Gwin	0	3,800	7,600	4,180
Mr. Walker	0	10,900	21,800	11,990
Mr. Meloy	0	6,100	12,200	6,710
Mr. Daniels	0	7,050	14,100	7,755

	2008 Annual Award
				Actual #
	Minimum #	Target #	Maximum #	Performance Units
Name	Performance Units	Performance Units	Performance Units	Earned

Mr. Hackett	0	70,300	140,600	127,946
Mr. Gwin	0	9,650	19,300	17,563
Mr. Walker	0	22,500	45,000	40,950
Mr. Meloy	0	9,800	19,600	17,836
Mr. Daniels	0	11,750	23,500	21,385

Retirement Benefits

Our executive officers participate in the following retirement and related plans:

Anadarko Employee Savings Plans.  The Anadarko Employee Savings Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that allows participating United States employees to contribute up to 30% of eligible compensation, on a before-tax basis or on an after-tax basis (via a Roth or traditional after-tax contribution), into their 401(k) Plan accounts. Eligible compensation for NEOs includes base salary and AIP bonus payments. Under the 401(k) Plan, we match an amount equal to one dollar for each dollar contributed by participants up to six percent of their total eligible compensation. This plan is subject to applicable Internal Revenue Service, or IRS, limitations regarding contributions under this plan. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor a non-qualified Savings Restoration Plan. The Savings Restoration Plan accrues a benefit substantially equal to the amount that, in the absence of any IRS limitations, would have been allocated to an employee’s account as a matching contribution under the 401(k) Plan. The Savings Restoration Plan permits participants to allocate the matching contributions among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (but excluding the Company stock fund). Notional earnings are credited to their account based on the market rate of return provided by the investment funds.

Amounts deferred, if any, under the 401(k) Plan and the Savings Restoration Plan (collectively, the Savings Plans) by the NEOs are included, respectively, in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table. Our matching contributions allocated to the NEOs under the 401(k) Plan and the Savings Restoration Plan are included in the “All Other Compensation” column of the Summary Compensation Table.

Pension Plans.  Anadarko provides funded, tax-qualified retirement benefits for all United States employees. Due to IRS limitations that restrict the amount of benefits payable under tax-qualified plans, we also sponsor non-qualified restoration plans that cover the NEOs and certain other employees. The pension plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service as defined in the pension plans. Compensation covered by the pension plans for the participants includes base salary and AIP bonus payments.

Messrs. Hackett and Walker have certain supplemental retirement benefits under our non-qualified Retirement Restoration Plan. The Retirement Restoration Plan provides that Mr. Hackett will receive a special service credit to be applied towards his eligibility for our retiree medical and dental benefit programs. This benefit will accrue in a manner similar to the special pension crediting in Mr. Hackett’s employment agreement, which was provided to account for certain retirement benefits from his prior employer that were foregone when he was hired by Anadarko in 2003. The plan also provides for a one-time service credit of eight years to Mr. Walker if he remains employed by us until the age of 55. This service credit will be considered applicable service towards our retirement benefit programs, including pension and retiree medical and dental benefits. These supplemental retirement benefits were provided to Mr. Walker in 2007 to recognize that he was a mid-career hire that we would like to retain for the remainder of his career. Providing him additional service credits recognizes a portion of his prior industry experience and service years which directly benefit us and our stockholders. The accrued benefits related to these special pension credits are discussed in the Pension Benefits Table on page 60. The Compensation Committee does not intend to grant any additional pension credits to our executive officers at this time.

Messrs. Hackett and Meloy are both eligible to receive supplemental pension benefits upon meeting certain employment conditions under the terms, respectively, of Mr. Hackett’s amended and restated employment agreement, which was entered into in November 2009 (2009 Employment Agreement), and Mr. Meloy’s retention agreement, which was entered into in August 2006 in connection with the closing of the Kerr-McGee acquisition (2006 Retention Agreement). Details of Mr. Hackett’s 2009 Employment Agreement are discussed further in the Employment Agreements section beginning on page 48. The details of Mr. Meloy’s 2006 Retention Agreement, including the accrued benefits for each of the NEOs, are discussed further in the Pension Benefits Table on page 60.

Other Benefits

In addition to the retirement benefits discussed above, we also provide other benefits such as medical, dental, vision, flexible spending accounts, paid time off, payments for certain relocation costs, disability coverage and life insurance to each NEO. These benefits are also provided to all other eligible United States based employees. Certain employees, including the NEOs are eligible for participation in the Company’s Management Life Insurance Plan, which provides an additional life insurance benefit of two times base salary.

We also maintain a Deferred Compensation Plan for certain employees, including the NEOs. This Plan allows employees to voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP bonus payments and allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (but excluding the Company stock fund). In general, deferred amounts are distributed to the participant upon termination or at a specific date as elected by the participant. We do not subsidize or match these deferred amounts. Details regarding participation in the plan by the NEOs can be found in the Non-Qualified Deferred Compensation Table on page 61.

Perquisites

We provide a limited number of perquisites to the NEOs. These perquisites are assessed annually by the Compensation Committee as part of the total competitive review and include the following:

•	Financial Counseling, Tax Preparation and Estate Planning — Executive officers are eligible to receive reimbursement for eligible expenses up to a specified annual maximum. For 2010, financial counseling and tax preparation benefits were reimbursed up to a maximum of $21,195 in the first year of use and up to a maximum of $12,690 for each following year. The estate planning services are made available to executive officers on an as-needed basis and the services have typically been utilized once every three years. All expenses related to financial counseling, tax preparation and estate planning are considered taxable income to the executive officer. Mr. Hackett has voluntarily declined to utilize the financial planning, tax preparation and estate planning perquisites offered by us.

•	Executive Physical Program — Executive officers are eligible to receive reimbursement for an annual physical exam.

•	Personal Excess Liability Insurance — We pay an annual premium to maintain excess liability coverage on behalf of each officer. The annual premium is imputed and considered taxable income to the officer.

•	Personal Use of Company Aircraft — We maintain aircraft for business travel purposes. Officers may, from time to time, utilize such aircraft for personal travel. When so utilized, the compensation related to such personal use is imputed and considered taxable income to the executive officer as required by applicable statutes and regulations.

•	Club Memberships — We reimburse certain executive officers for monthly dues and any additional business expenses related to club memberships.

•	Entertainment Events and Other — We purchase tickets to various sporting and entertainment events for business purposes. We have also leased recreational facilities for business purposes. If not used for business purposes, we may make these tickets and facilities available to our employees, including our executive officers, as a form of recognition and reward for their efforts.

•	CNG Vehicle — To promote our business interests and the use of natural gas as a clean alternative fuel, we have provided Mr. Hackett the use of a Compressed Natural Gas (CNG) vehicle. Mr. Hackett’s personal use, including commuting to work, is imputed and considered taxable income.

As required by the Board, we provide secondary monitoring of Mr. Hackett’s existing home security system. Pursuant to our security policy, we also require Mr. Hackett to use our aircraft for personal use as well as business travel. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers that accompany Mr. Hackett in accordance with the Internal Revenue Code of 1986, as amended, or the IRC. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

The values of the various perquisites provided are included in the “All Other Compensation” column of the Summary Compensation Table on page 52. Individual perquisite values (or the incremental cost of a perquisite, as applicable) are disclosed in the All Other Compensation Table and supporting footnotes following the Summary Compensation Table on page 53. We do not provide any tax gross-ups on these perquisites.

Severance Benefits

Post-termination and change-of-control severance benefits are typical within our industry and the Company currently provides the severance benefits described below to its NEOs. We believe these plans are necessary to attract and retain executive talent, provide continuity of management in the event of an actual or threatened change-of-control and provide executive officers with the security to make decisions that are in the best long-term interest of the stockholders. On a periodic basis, the Compensation Committee, in consultation with its executive compensation consultant, will review, consider and adjust, as the Compensation Committee deems necessary and appropriate, the provisions of severance and change-of-control benefits provided to executives. In connection with any such review, the Compensation Committee will determine whether and to what extent severance benefits should be promised and the appropriate level of compensation payable in a severance or change-of-control context. The Compensation Committee will take into consideration other arrangements that may exist for an executive so as to ensure that the entire compensation package is consistent with the Compensation Committee’s executive compensation philosophy.

Officer Severance Plan.  Our NEOs are eligible for benefits under the Officer Severance Plan. Benefits provided under this plan may vary depending upon the executive officer’s level within the organization and years of service with us and are made at the discretion of the Compensation Committee. Executive officers receiving benefits under the Officer Severance Plan are required to execute an agreement releasing us from any and all claims from any and all kinds of actions arising from the executive officer’s employment with us or the termination of such employment.

In 2010, the Compensation Committee, following a comprehensive review of executive severance benefits and in consultation with its executive compensation consultant, reduced the level of executive severance benefits following an involuntary not for cause termination (as defined on page 63) by eliminating: (1) the special retirement benefit enhancement, except for in special cases as may be approved by the Compensation Committee; and (2) the post-termination financial planning benefits. As a result, the typical severance benefits that may be provided for our executive officers following the occurrence of such an involuntary termination event include:

•	a payment equal to 2 times the officer’s annual base salary plus one year’s target bonus under our AIP;

•	if provided, a pro-rata bonus under our AIP for the year of termination, which will be payable at the end of the performance period, based on actual Company performance as certified by the Compensation Committee;

•	if applicable, the present value of retiree life insurance;

•	the option to continue existing medical and dental coverage levels at current active employee rates for up to 6 months. After 6 months, we will pay the cost of COBRA until the first to occur of (a) 18 months or (b) obtaining comparable coverage as a result of employment with another employer;

•	the vesting of some or all unvested restricted stock, unvested restricted stock units and stock options; and

•	a payout, if any, of outstanding performance units that will be made at the end of the performance period based on actual Company performance results.

Key Employee Change-of-Control Contracts.  We have entered into key employee change-of-control contracts with all of our executive officers, including the NEOs, with the exception of Mr. Hackett whose change-of-control benefits are included in his employment agreement, which was effective as of November 2009 and is described on page 48. These key employee change-of-control contracts have an initial three-year term that is automatically extended for one year upon each anniversary, unless either party provides notice not to extend. If we experience a change-of-control (as defined on page 63) during the term of the executive officer’s contract, then the contract becomes operative for a fixed three-year period. These contracts generally provide that the executive officer’s terms of employment (including position, work location, compensation and benefits) will not be adversely changed during the three-year period after a change-of-control. If we (or any successor in interest) terminate the executive officer’s employment (other than for cause (as defined on page 63), death or disability), the executive officer terminates for Good Reason (as defined on page 63) during such three-year period, or upon certain terminations prior to a change-of-control or in connection with or in anticipation of a change-of-control, the NEO is generally entitled to receive the following payment and benefits:

•	earned but unpaid compensation;

•	2.9 times the executive officer’s base salary plus AIP bonus (based on highest AIP bonuses paid over the last three years);

•	the present value of the investments credited to the executive officer under the Savings Plans and the additional matching contributions that would have been made had the executive officer continued to participate in the Savings Plans for up to an additional three years; and

•	the present value of the accrued retirement benefit under the Company’s retirement and pension plans and the additional retirement benefits, including retiree medical, which the executive would have received had the executive officer continued service for up to an additional three years.

In addition, the change-of-control contracts provide for a continuation of various medical, dental, disability and life insurance benefits and financial counseling for a period of up to three years. The contracts also provide for outplacement services and the payment of all legal fees and expenses incurred by the executive officer in enforcing any right or benefit provided by the change-of-control contract. The executive will also be entitled to receive a payment in an amount sufficient to make the executive whole for any excise tax on excess parachute payments imposed under IRC Section 4999. The Company does not pay the executive’s normal income taxes.

As a condition to receipt of change-of-control benefits, the executive officer must remain employed by us and provide services commensurate with his or her position until the executive is terminated pursuant to the provisions of the contract. The executive officer must also agree to retain in confidence any and all confidential information known to him or her concerning us and our business so long as the information is not otherwise publicly disclosed. In 2010, no amounts were paid under the change-of-control contracts.

As part of the comprehensive review of executive severance benefits conducted over the past year, and in consultation with its executive compensation consultant, the Compensation Committee confirmed that it was appropriate to honor and preserve the existing provisions of the change-of-control contracts that have been executed with the Company’s current executive officers, including the NEOs. The Compensation Committee further recognizes that good governance practices with respect to executive compensation require certain prospective changes to our programs. In February 2011, the Compensation Committee approved the following changes to the change-of-control severance benefits provisions, on a prospective basis, for newly appointed and/or newly hired senior executives who are not otherwise subject to an existing agreement:

•	eliminated as a definition of Good Reason the modified single trigger provision that allowed an executive to terminate for any reason during the 30-day period immediately following the first anniversary of a change-of-control and receive severance benefits and replaced it with a double trigger provision;

•	reduced the severance protection period from three years to two years following the effective date of a change-of-control;

•	eliminated post-termination financial planning benefits; and

•	eliminated the tax gross-up provision that obligates the Company to pay an additional amount to a senior executive if his or her benefits are subject to the tax imposed on excess parachute payments by IRC Section 4999 and replaced it with a provision that requires the Company either (1) to reduce the amount of certain severance benefits otherwise payable so that such severance benefits will not be subject to the tax imposed by IRC Section 4999, or alternatively (2) to pay the full amount of severance benefits to the senior executive (but with no tax gross-up), whichever produces the better after-tax result for the senior executive (often referred to as the best-of-net approach).

Change-of-Control — Equity Plans.  In addition to the change-of-control benefits discussed above, our equity plans provide the following upon a change-of-control of Anadarko:

•	outstanding options and stock appreciation rights that are not vested and exercisable become fully vested and exercisable;

•	the restrictions on any outstanding restricted stock and restricted stock units lapse; and

•	if any performance unit awards or performance-based restricted stock or restricted stock unit awards are outstanding, they become fully vested and the performance goals are deemed to be earned at target.

We believe this “single-trigger” treatment in our stock plans is appropriate because it ensures that continuing employees are treated the same as terminated employees, and is particularly appropriate for performance-based equity given the potential difficulty of replicating or meeting the performance goals after the change-of-control.

Director and Officer Indemnification Agreements

We have entered into indemnification agreements with our directors and certain executive officers, in part to enable us to attract and retain qualified directors and executive officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses for proceedings for which they may be indemnified and to cover such person under any directors’ and officers’ liability insurance policy that we may maintain from time to time. These agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Delaware law and are in addition to any other rights our directors and executive officers may have under our Restated Certificate of Incorporation, By-Laws and applicable law.

Employment Agreements

We have entered into an employment agreement with Mr. Hackett and a retention agreement with Mr. Meloy. Both agreements are discussed below.

Mr. Hackett — Employment Agreement

At the request of the Company, Mr. Hackett entered into the 2009 Employment Agreement, which replaced in its entirety Mr. Hackett’s previous Employment Agreement dated December 11, 2006, as amended (2006 Employment Agreement). The primary purpose of the amendments to the 2006 Employment Agreement was to ensure that performance-based compensation elements (annual bonus and performance units) related to certain termination events complied with IRC Section 162(m), including the 2008 Revenue Ruling that impacts compensation tied to performance periods beginning January 1, 2010. The amendment is intended to comply with this Revenue Ruling and preserve meaningful cost savings for the Company. Under the terms of the 2009 Employment Agreement, Mr. Hackett receives a minimum annual base salary (currently $1,567,500), and is eligible for an annual incentive cash bonus at a target of not less than 130% of annual base salary with a maximum annual incentive cash bonus of 260% of base salary. This agreement also outlines certain payments and benefits to be paid to Mr. Hackett under various termination scenarios, including the following:

•	a without cause (involuntary) termination (as defined on page 63 or termination for Good Reason (as defined on page 63);

•	a without cause (involuntary) termination or termination for Good Reason within three years after a change-of-control, or termination in anticipation of a change-of-control;

•	termination for death or disability; and

•	voluntary termination (other than for Good Reason).

The above scenarios are discussed in more detail beginning on page 63. We will provide a gross-up payment to Mr. Hackett to the extent any of the above payments become subject to the federal excise tax relating to excess parachute payments. Pre-change-of-control severance benefits are conditioned upon the execution of a mutual release between us and Mr. Hackett.

The 2009 Employment Agreement also provides that since Mr. Hackett remained employed by us through December 3, 2008, he received a special pension benefit, computed so that his total pension benefits from us will equal those to which he would have been entitled if his actual years of employment with us were doubled. This service-crediting provision was implemented when Mr. Hackett was hired in order to compensate for projected retirement benefits forgone in leaving his former employer.

Mr. Meloy — Retention Agreement

In August 2010, the Company entered into a retention agreement (2010 Retention Agreement) with Mr. Meloy to retain his continued services and leadership to the Company for the next two years. The Compensation Committee determined that retaining him is necessary to ensure that the Company is able to successfully execute on its business strategy in light of ongoing events in the Gulf of Mexico. Under the terms of the agreement, Mr. Meloy received a one-time cash retention payment of $5,000,000, less applicable taxes, and must remain with the Company through August 2, 2012, in order to realize the full value of the retention payment. If Mr. Meloy resigns (including retirement) from the Company without Good Reason (as defined in the 2010 Retention Agreement) or is determined by the Board of Directors to be terminable by the Company for Cause (as defined in the 2010 Retention Agreement) at any time prior to August 2, 2012, he is required to repay to the Company a portion of the cash retention payment, as set forth in terms of the 2010 Retention Agreement. In the event of Mr. Meloy’s death, permanent and total disability, or involuntary termination by the Company without Cause, he shall not be required to return any portion of the retention payment. However, if he is entitled to receive any severance payment during the retention period, there shall be a direct offset of any severance payment by the remaining retention payment subject to being repaid during the retention period, as set forth in the 2010 Retention Agreement. Mr. Meloy shall continue to be subject to confidentiality and non-solicitation provisions following a termination of employment, as provided in the 2010 Retention Agreement.

The above descriptions of Mr. Hackett’s employment agreement and Mr. Meloy’s 2010 Retention Agreement are not a full summary of all of the terms and conditions of these agreements and are qualified in their entirety by the full text of the agreements, which are on file with the SEC.

Continuous Improvement in Compensation Practices

Over the years, we have implemented new as well as maintained long-standing practices that we believe contribute to good governance. These practices include:

Compensation Risk Assessment Process.  We have a formalized process used to evaluate risks associated with our compensation programs. As described under the Compensation Committee Risk Assessment section on page 14, the Compensation Committee completed a formal review of the assessments conducted jointly by its independent executive compensation consultant and management relating to compensation risk. The Compensation Committee believes that our compensation policies and practices for 2010 do not create risks that are reasonably likely to have a material adverse effect on the Company.

Stock Ownership Guidelines.  We have maintained stock ownership guidelines for executive officers since 1993 with the goal of promoting equity ownership and aligning our executive officers’ interests with our stockholders. Generally, these guidelines must be met within three years after becoming subject to them. The ownership guidelines are currently established at the following minimum levels:

			Ownership Status
Position	Guideline		as of 12/31/2010

Chief Executive Officer	6 x base salary	(1)	Exceeds
Chief Operating Officer	3 x base salary		Exceeds
Senior Vice Presidents	2.5 x base salary		Exceeds
Vice Presidents	2 x base salary		Exceeds (2)

(1)	Our CEO ownership guidelines were increased from five times base salary to six times base salary in February 2011.

(2)	Currently, all of our executive officers either meet or exceed their specified guidelines, with the exception of one officer who is still within the three year compliance period.

The Compensation Committee reviews the stock ownership levels annually. In determining stock ownership levels, we include shares of common stock held directly by the executive, shares of common stock held indirectly through the Anadarko Employee Savings Plan; unvested restricted stock, unvested restricted stock units, and the target number of outstanding performance units that are structured to pay in shares of common stock. Outstanding unexercised stock options are not included. Because of our robust ownership levels, we do not maintain separate holding requirements for our equity awards.

Prohibited Equity Transactions.  We maintain a policy that prohibits all non-employee directors and employees of the Company, including NEOs, from engaging in any short-term, speculative securities transactions, including engaging in short sales, buying or selling put or call options, and trading in options (other than those employee stock options granted by the Company). Additionally, any equity awards granted to such individuals may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent that such awards are then subject to restrictions. In addition, all employees of the Company, including the NEOs and directors of the Company, are subject to the Company’s Insider Trading Policy.

Clawback Provision.  Our Omnibus Plan, which was approved by our stockholders in May 2008, includes a recoupment or “clawback” provision. Under the Omnibus Plan, if the Company is required to prepare an accounting restatement as a result of material noncompliance with applicable rules, the plan administrator may determine that a Participant (as defined in the plan) who is deemed to have knowingly engaged in or failed to prevent misconduct giving rise to such a restatement will be required to reimburse the Company an amount equal to any Award (as defined in the plan) earned or accrued during the 12-month period following the first public issuance or filing with the SEC of financial statements containing such misstatement.

Elimination of Tax Gross-ups on Perquisites.  We eliminated all tax gross-ups on executive perquisites in 2009, except where such gross-ups are considered a normal benefit under the Company’s standard relocation program available to all employees.

Regulatory Requirements.  Together with the Compensation Committee, we carefully review and take into account current tax, accounting and securities regulations as they relate to the design of our compensation programs and related decisions.

IRC Section 162(m) limits a company’s ability to deduct compensation paid in excess of $1 million during any fiscal year to each of certain NEOs, unless the compensation is “performance-based” as defined under federal tax laws. Stock options, performance units and cash awards granted under our Omnibus Plan and our 1999 Stock Incentive Plan satisfy the performance-based requirements and, as such, are designed to be fully deductible. In 2008, the Compensation Committee approved a program to qualify our restricted stock awards (including restricted shares and restricted stock units), beginning with the 2009 grants, as performance-based compensation under IRC Section 162(m). The Compensation Committee reviews and considers the deductibility of our executive compensation programs; however, the Compensation Committee believes it is important to provide compensation that is not fully deductible when necessary to retain and motivate certain executive officers and when it is in the best interest of the Company and our stockholders. For these reasons, Mr. Hackett receives a base salary above $1 million, and therefore the portion of base salary in excess of $1 million is not deductible. In addition, during 2010, Mr. Meloy received a one-time cash retention payment of $5 million pursuant to the 2010 Retention Agreement, which is not considered performance-based compensation under IRC Section 162(m). All other awards made during 2010 were designed to be performance-based under IRC Section 162(m).

IRC Section 409A provides that all amounts deferred under a non-qualified deferred compensation plan are currently included in gross income, to the extent not subject to a substantial risk of forfeiture and not previously included in gross income, unless certain requirements are met. We have designed or amended our plans and programs to be in compliance with all applicable statutory and regulatory requirements to properly allow deferral.

Awards of stock options, performance units, restricted shares and restricted stock units under our Omnibus Plan and 1999 Stock Incentive Plan are accounted for under FASB ASC Topic 718.

The benefits payable under non-qualified plans for our officers and directors are unsecured obligations to pay. These benefits may be secured under the Company’s Benefits Trust, which are subject to the claims of the general creditors of the Company.

Conclusion

We believe the design of our total executive compensation program aligns the interests of our executive officers with those of our stockholders and provides executive officers with the necessary motivation to maximize the long-term operational and financial performance of the Company, while using sound financial controls and high standards of integrity. The programs currently offered have been critical elements in the successful hiring of several executives and have been equally effective in retaining executive officers during a period of strong competitive demand and a shortage of talented executives within the oil and gas exploration and production industry. We believe that the quality of our executive compensation program will continue to be reflected in positive operational, financial and stock price performance. We also believe that total compensation for each executive officer should be, and is, commensurate with the execution of specified short- and long-term operational, financial and strategic objectives.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation for the fiscal years ended December 31, 2010, 2009, and 2008 for our CEO, Chief Financial Officer (CFO) and our three highest paid executive officers other than our CEO and CFO:

								Change in
								Pension Value
								and
								Non-Qualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)		($)(1)	($)(1)	($)(2)	($)(3)	($)(4)	($)

James T. Hackett(5)	2010	1,567,500	0		9,246,818	4,257,091	2,975,115	5,530,662	751,524	24,328,710
Chairman and Chief	2009	1,567,500	0		12,158,360	5,293,585	3,749,460	3,956,376	741,496	27,466,777
Executive Officer	2008	1,510,385	0		9,572,026	7,121,658	3,416,491	1,643,878	571,276	23,835,714

Robert G. Gwin(6)	2010	657,500	0		2,667,995	1,228,291	1,093,094	468,084	156,650	6,271,614
Senior Vice President,	2009	569,231	0		3,952,953	2,168,884	995,015	232,669	132,190	8,050,942
Finance and Chief Financial Officer

R. A. Walker(7)	2010	704,039	0		4,189,092	1,928,577	1,027,896	1,541,374	253,540	9,644,518
President and Chief	2009	685,192	0		4,478,274	1,947,589	1,260,754	1,305,419	200,287	9,877,515
Operating Officer	2008	655,000	0		3,064,814	2,276,392	1,139,700	328,684	180,995	7,645,585

Charles A. Meloy	2010	575,000	5,000,000	(8)	2,389,254	1,099,929	955,937	3,307,281	129,251	13,456,652
Senior Vice President,	2009	575,000	0		4,853,076	870,656	1,005,100	5,455,686 (9)	134,802	12,894,320
Worldwide Operations	2008	553,846	575,000	(10)	1,335,616	989,465	915,508	3,740,448 (9)	106,832	8,216,715

Robert P. Daniels(11)	2010	575,000	0		3,389,266	1,099,929	955,937	2,007,439	134,735	8,162,306
Senior Vice President,	2009	575,000	0		4,853,076	870,656	1,005,100	1,529,833	122,461	8,956,126
Worldwide Exploration

(1)	The amounts included in these columns represent the aggregate grant date fair value of the awards made to NEOs in 2010 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 13 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2010. The values in the “Stock Awards” column represent the grant date fair values for both restricted stock and performance unit awards. The performance unit awards are subject to market conditions and have been valued based on the probable outcome of the market conditions as of the grant date.

(2)	The amounts in this column reflect the cash bonus awards for 2010 that were determined by the Compensation Committee and paid out in February 2011 pursuant to the Company’s AIP. These awards are discussed in further detail beginning on page 37.

(3)	The amounts in this column reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s Retirement Plan and Retirement Restoration Plan determined by using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts that the NEO may not currently be entitled to receive because such amounts are not vested. The Company’s Deferred Compensation Plan does not provide for above-market or preferential earnings so no such amounts are included.

(4)	The amounts shown in this column for each NEO are described further in the All Other Compensation Table on the following page.

(5)	Effective February 15, 2010, Mr. Hackett was named Chairman and Chief Executive Officer of the Company as a result of the appointment of Mr. Walker to the position of President and Chief Operating Officer.

(6)	Compensation information for 2008 is not reflected for Mr. Gwin because he was not an NEO for 2008.

(7)	Effective February 15, 2010, Mr. Walker was named President and Chief Operating Officer of the Company.

(8)	The $5,000,000 reflected in the “Bonus” column for Mr. Meloy in 2010 is a cash retention bonus paid to him as part of his 2010 Retention Agreement entered into on August 2, 2010. The details of this agreement are discussed beginning on page 49.

(9)	The 2009 and 2008 values in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column have been restated to reflect Mr. Meloy’s eligibility to receive unreduced retirement benefits at age 55 under the KMG Retirement Plan and KMG Restoration Plan as a result of the vesting of additional pension credits in August 2009 pursuant to his 2006 Retention Agreement. The 2009 and 2008 values in the Company’s 2010 proxy statement were calculated based on the unreduced retirement age of 60 under the KMG Retirement Plan and KMG Restoration Plan.

(10)	The $575,000 reflected in the “Bonus” column for Mr. Meloy in 2008 is a cash retention bonus paid to him as part of his retention agreement entered into on August 10, 2006, but which is no longer effective following our entry with Mr. Meloy into his 2010 Retention Agreement.

(11)	Compensation information for 2008 is not reflected for Mr. Daniels because he was not an NEO for 2008.

All Other Compensation Table for 2010

The following table describes each component of the “All Other Compensation” column for the fiscal year ended December 31, 2010 in the Summary Compensation Table:

		Payments by
		the Company to
		Employee
		401(k) Plan
	Personal	and Savings	Club	Financial/	Excess
	Use of	Restoration	Membership	Tax/Estate	Liability	Tax
	Aircraft	Plan	Dues	Planning	Insurance	Benefit	Other	Total
Name	($)(1)	($)	($)(2)	($)	($)	($)	($)(3)	($)

James T. Hackett(4)	421,841	319,018	830	0	1,400	0	8,435	751,524

Robert G. Gwin	29,457	99,151	13,952	12,690	1,400	0	0	156,650

R. A. Walker	131,455	117,887	2,798	0	1,400	0	0	253,540

Charles A. Meloy	6,471	94,806	13,884	12,690	1,400	0	0	129,251

Robert P. Daniels	14,321	94,806	11,518	12,690	1,400	0	0	134,735

(1)	The value of personal aircraft use is based on the Company’s aggregate incremental direct operating costs, including cost of fuel, maintenance, landing and ramp fees, and other miscellaneous trip-related variable costs. Because the Company’s aircraft are used predominantly for business purposes, fixed costs, which do not change based on use of the aircraft, are excluded.

(2)	The Company pays annual membership fees of $830 to a business club that is used by Mr. Hackett during business travel. Because Mr. Hackett used this club while traveling for an outside board meeting, which we consider personal use, the entire annual membership fees are disclosed. We have also included the payment of club membership fees on behalf of Messrs. Gwin, Walker, Meloy and Daniels. For those clubs not used exclusively for business, the entire amount has been included, although we believe that only a portion of this cost represents a perquisite.

(3)	The amount reflected in this column for Mr. Hackett represents his use of a Company-provided CNG vehicle. The CNG vehicle is being used by Mr. Hackett to promote the Company’s business interests and the use of natural gas as a clean alternative fuel. He is imputed income for any personal use of the car, including expenses for commuting to work. The value of personal use of the CNG vehicle is based on the aggregate incremental cost including cost of fuel provided by the Company, lease payments and maintenance expenses.

(4)	The Company’s security policy requires the CEO to use Company aircraft for personal use as well as business travel. The value of travel to board meetings for companies other than Anadarko and civic organizations for which Mr. Hackett serves as a director is considered personal use and is included in the amount reported above. Any time Mr. Hackett uses our aircraft for personal use, although it is understood that he engages in business activities while in flight, compensation is imputed to Mr. Hackett for that use and for any passengers who accompany Mr. Hackett. Personal use includes his participation on outside boards, which directly and indirectly benefits Anadarko.

Grants of Plan-Based Awards in 2010

The following table sets forth information concerning annual incentive awards, stock options, restricted stock units and performance units granted during 2010 to each of the NEOs:

									All other
								All Other	Option
								Stock	Awards:		Grant Date
								Awards:	Number of	Exercise or	Fair Value
		Estimated Future Payouts Under Non-			Estimated Future Payouts Under			Number of	Securities	Base Price	of Stock
		Equity Incentive Plan Awards(1)			Equity Incentive Plan Awards(2)			Shares of	Underlying	of Option	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	Units (#)(3)	(#)(4)	($/Sh)	($)(5)

James T. Hackett		0	2,037,750	4,075,500	—	—	—	—	—	—	—
	11/9/2010	—	—	—	—	—	—	—	188,044	63.34	4,257,091
	11/9/2010	—	—	—	—	—	—	79,571	—	—	5,040,027
	11/9/2010	—	—	—	15,346	56,837	113,674	—	—	—	4,206,791

Robert G. Gwin		0	624,625	1,249,250	—	—	—	—	—	—	—
	11/9/2010	—	—	—	—	—	—	—	54,256	63.34	1,228,291
	11/9/2010	—	—	—	—	—	—	22,959	—	—	1,454,223
	11/9/2010	—	—	—	4,428	16,399	32,798	—	—	—	1,213,772

R. A. Walker		0	704,039	1,408,078	—	—	—	—	—	—	—
	11/9/2010	—	—	—	—	—	—	—	85,189	63.34	1,928,577
	11/9/2010	—	—	—	—	—	—	36,048	—	—	2,283,280
	11/9/2010	—	—	—	6,952	25,749	51,498	—	—	—	1,905,812

Charles A. Meloy		0	546,250	1,092,500	—	—	—	—	—	—	—
	11/9/2010	—	—	—	—	—	—	—	48,586	63.34	1,099,929
	11/9/2010	—	—	—	—	—	—	20,560	—	—	1,302,270
	11/9/2010	—	—	—	3,965	14,686	29,372	—	—	—	1,086,984

Robert P. Daniels		0	546,250	1,092,500	—	—	—	—	—	—	—
	11/9/2010	—	—	—	—	—	—	—	48,586	63.34	1,099,929
	11/9/2010	—	—	—	—	—	—	20,560	—	—	1,302,270
	11/9/2010	—	—	—	3,965	14,686	29,372	—	—	—	1,086,984
	11/9/2010	—	—	—	—	—	—	15,788	—	—	1,000,012

(1)	The amounts included in these columns reflect estimated future cash payouts under the Company’s AIP based on actual base salaries earned in 2010. If threshold levels of performance are not met, then the payout can be zero. Actual bonus payouts under the AIP for 2010 are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	The amounts included in these columns reflect the estimated future payout under the Company’s performance unit awards, which are subject to market conditions as defined in FASB ASC Topic 718. Executives may earn from 0% to 200% of the targeted award based on the Company’s relative TSR performance over a specified performance period. Fifty percent of this award is tied to a two-year performance period and the remaining fifty percent is tied to a three-year performance period. If earned, the awards are to be paid in cash. The threshold value represents the lowest earned amount based on the payout scale described on page 41, although the minimum payout is zero.

(3)	The amounts included in this column reflect the number of restricted stock units awarded in 2010. These awards vest pro-rata annually over three years, beginning with the first anniversary of the grant date. Executive officers receive dividend equivalents on the units, but do not have voting rights. As described on page 42, Mr. Daniels was awarded a special grant of 15,788 restricted stock units by the Compensation Committee.

(4)	The amounts included in this column reflect the number of stock options awarded in 2010. These options vest pro-rata annually over three years, beginning with the first anniversary of the date of grant and have a term of seven years.

(5)	The amounts included in this column represent the aggregate grant date fair value of the awards made to NEOs in 2010 computed in accordance with FASB ASC Topic 718. The value ultimately realized by the executive upon the actual vesting of the award(s) or the exercise of the stock option(s) may or may not be equal to this determined value. For a discussion of valuation assumptions, see Note 13 — Share-Based Compensation of the Notes to Consolidated Financial Statements included in our annual report under Item 8 of the Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards at Fiscal Year-End 2010

The following table reflects outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2010 for each of the NEOs. The table also reflects unvested and unearned stock awards (both time-based and performance-contingent) assuming a market value of $76.16 a share (the closing stock price of the Company’s stock on December 31, 2010).

							Stock Awards(2)(3)
									Equity Incentive Plan Awards
									Performance Units
										Market or
							Restricted Stock/Units			Payout
								Market		Value of
								Value of	Number of	Unearned
							Number of	Shares or	Unearned	Shares,
							Shares or	Units of	Shares,	Units or
	Option Awards(1)						Units of	Stock	Units or	Other
	Number of Securities				Option	Option	Stock That	That Have	Other Rights	Rights
	Underlying Unexercised Options				Exercise	Expiration	Have Not	Not Vested	That Have	That Have
Name	Exercisable (#)		Unexercisable (#)		Price ($)	Date	Vested (#)	($)	Not Vested (#)	Not Vested ($)

James T. Hackett	250,000		0		59.8700	11/6/2014	31,000	2,360,960	48,125	3,665,200
	190,733		190,733		35.1800	11/4/2015	59,533	4,534,033	255,892	19,488,735
	65,867		131,733		65.4400	11/10/2016	79,571	6,060,127	47,952	3,652,024
	0		188,044		63.3400	11/9/2017			56,837	4,328,706

Robert G. Gwin	27,000		0		50.6900	1/16/2013	4,266	324,899	4,180	318,349
	19,100		0		48.6900	12/4/2013	19,933	1,518,097	35,126	2,675,196
	41,000		0		40.5100	1/10/2014	14,266	1,086,499	11,448	871,880
	21,700		0		59.8700	11/6/2014	22,959	1,748,577	16,399	1,248,948
	14,867		7,433		64.6900	3/12/2015	6,667 (5)	333,350 (5)
	52,400		26,200		35.1800	11/4/2015
	22,067		44,133		34.9500	3/1/2016
	15,734		31,466		65.4400	11/10/2016
	0		54,256		63.3400	11/9/2017
	13,333	(4)	6,667	(4)	50.0000	4/2/2018

R. A. Walker	50,000		0		45.8000	9/6/2012	9,933	756,497	11,990	913,158
	22,800		0		43.5550	11/15/2012	21,933	1,670,417	81,900	6,237,504
	46,400		0		48.6900	12/4/2013	36,048	2,745,416	17,658	1,344,833
	41,000		0		48.9000	1/10/2014			25,749	1,961,044
	62,200		0		59.8700	11/6/2014
	121,934		60,966		35.1800	11/4/2015
	24,234		48,466		65.4400	11/10/2016
	0		85,189		63.3400	11/9/2017

Charles A. Meloy	38,200		0		48.6900	12/4/2013	4,333	330,001	6,710	511,034
	34,600		0		59.8700	11/6/2014	38,970	2,967,955	35,672	2,716,780
	53,000		26,500		35.1800	11/4/2015	20,560	1,565,850	15,336	1,167,990
	10,834		21,666		65.4400	11/10/2016			14,686	1,118,486
	0		48,586		63.3400	11/9/2017

Robert P. Daniels	9,300		0		33.3650	11/16/2011	5,166	393,443	7,755	590,621
	8,900		0		43.5550	11/15/2012	38,970	2,967,955	42,770	3,257,363
	19,100		0		48.6900	12/4/2013	20,560	1,565,850	15,336	1,167,990
	40,100		0		59.8700	11/6/2014	15,788	1,202,414	14,686	1,118,486
	63,600		31,800		35.1800	11/4/2015
	10,834		21,666		65.4400	11/10/2016
	0		48,586		63.3400	11/9/2017

(1)	The table below shows the vesting dates for the respective unexercisable stock options listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

3/1/2011	—	22,066	—	—	—
3/12/2011	—	7,433	—	—	—
11/4/2011	190,733	26,200	60,966	26,500	31,800
11/9/2011	62,682	18,086	28,397	16,196	16,196
11/10/2011	65,866	15,733	24,233	10,833	10,833
3/1/2012	—	22,067	—	—	—
11/9/2012	62,681	18,085	28,396	16,195	16,195
11/10/2012	65,867	15,733	24,233	10,833	10,833
11/9/2013	62,681	18,085	28,396	16,195	16,195

(2)	The table below shows the vesting dates for the respective restricted stock shares and units listed in the above Outstanding Equity Awards Table:

Vesting Date	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

3/1/2011	—	9,966	—	—	—
11/9/2011	26,524	7,653	12,016	6,854	12,117
11/10/2011	29,766	7,133	10,966	4,330	4,330
12/1/2011	31,000	4,266	9,933	4,333	5,166
3/1/2012	—	9,967	—	—	—
11/9/2012	26,523	7,653	12,016	6,853	12,115
11/10/2012	29,767	7,133	10,967	34,640	34,640
11/9/2013	26,524	7,653	12,016	6,853	12,116

(3)	The table below shows the performance periods for the respective performance units listed in the above Outstanding Equity Awards Table. The number of outstanding units disclosed is calculated based on our performance to date for each award. The estimated payout percentages reflect our relative performance ranking as of December 31, 2010 and are not necessarily indicative of what the payout percent earned will be at the end of the performance period. For awards that were granted in 2010 with performance periods beginning in 2011, target payout has been assumed.

	Performance to
Performance Period	Date Payout %	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

1/1/2008 to 12/31/2010	110%	48,125	4,180	11,990	6,710	7,755
1/1/2009 to 12/31/2010	182%	127,946	17,563	40,950	17,836	21,385
1/1/2009 to 12/31/2011	182%	127,946	17,563	40,950	17,836	21,385
1/1/2010 to 12/31/2011	54%	23,976	5,724	8,829	7,668	7,668
1/1/2010 to 12/31/2012	54%	23,976	5,724	8,829	7,668	7,668
1/1/2011 to 12/31/2012	100%	28,418	8,199	12,874	7,343	7,343
1/1/2011 to 12/31/2013	100%	28,419	8,200	12,875	7,343	7,343

(4)	This award represents a grant of unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for Mr. Gwin’s service to our subsidiary. The unexercisable unit appreciation rights vest April 2, 2011. For additional discussion of the unit appreciation rights, please see Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan under Item 11 of Western Gas Partners, LP’s Form 10-K for the year ended December 31, 2010, which shall not be incorporated by reference into this proxy statement.

(5)	This award represents a grant of unit value rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for Mr. Gwin’s service to our subsidiary. The market value for this award is calculated based on the maximum per unit value specified under the award agreement of $50.00. The unit value rights vest on April 2, 2011. For additional discussion of the unit value rights, please see Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan under Item 11 of Western Gas Partners, LP’s Form 10-K for the year ended December 31, 2010, which shall not be incorporated by reference into this proxy statement.

Option Exercises and Stock Vested in 2010

The following table provides information about the value realized by the NEOs on option award exercises, vesting of restricted stock shares and units and performance unit award payouts during 2010.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)(2)	Vesting ($)(1)(3)

James T. Hackett	584,534	17,233,518	248,671	16,414,664

Robert G. Gwin	0	0	38,063	2,558,601

R. A. Walker	0	0	62,073	4,102,645

Charles A. Meloy	0	0	30,126	1,991,818

Robert P. Daniels	69,300	2,500,815	40,738	2,692,554

(1)	The value realized reflects the taxable value to the NEO as of the date of the option exercise, vesting of restricted stock, vesting of restricted stock units, or payment of performance unit awards. The actual value ultimately realized by the NEO may be more or less than the value realized calculated in the above table depending on whether and when the NEO held or sold the stock associated with the exercise or vesting occurrence.

(2)	Shares acquired on vesting include restricted stock shares or units and performance unit awards paid in shares for which restrictions lapsed during 2010.

(3)	Mr. Hackett’s value includes 26,204 shares, issued in 2010 as settlement for a portion of his 2009 AIP award. The shares were valued at $1,711,645 and previously reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for 2009. Mr. Hackett’s value also includes 71,750 shares earned and deferred under his 2007 annual performance share award for the performance period ending December 31, 2009. Mr. Hackett elected in 2007 to defer receipt of any shares earned under this award until the earlier of November 28, 2013 or separation from service. The value of these shares on the date of deferral (February 15, 2010, the date the Compensation Committee certified the results of the performance period) was $4,686,710 based on the closing stock price of $65.32.

Pension Benefits for 2010

The Company maintains the Anadarko Retirement Plan, or the APC Retirement Plan, and the Kerr-McGee Corporation Retirement Plan, or the KMG Retirement Plan, both of which are funded tax-qualified defined benefit pension plans. In addition, the Company maintains the Anadarko Retirement Restoration Plan, or the APC Retirement Restoration Plan, and the Kerr-McGee Benefits Restoration Plan, or the KMG Restoration Plan, both of which are unfunded, non-qualified pension benefit plans that are designed to provide for supplementary pension benefits due to limitations imposed by the IRC that restrict the amount of benefits payable under tax-qualified plans.

APC Retirement Plan and APC Retirement Restoration Plan, collectively the APC Retirement Plans

The APC Retirement Plan covers all United States-based Anadarko employees, except for legacy Kerr-McGee employees. The APC Retirement Restoration Plan covers certain United States-based Anadarko employees, except for legacy Kerr-McGee employees, who are affected by certain IRC limitations. For those employees hired prior to January 1, 2007, which includes all of the NEOs except Mr. Meloy (who is a participant in the KMG Retirement Plan), benefits under these plans are based upon the employee’s years of service and the greater of either (1) the annual average of the employee’s highest compensation over three consecutive calendar years out of the last 10 years of employment with the Company; or (2) the annual average compensation over the last 36 consecutive months of employment with the Company.

The APC Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the APC Retirement Plans includes base salary and payments under the AIP. The maximum amount of compensation for 2010 that may be considered in calculating benefits under the APC Retirement Plan is $245,000 due to the annual IRC limitation. Compensation in excess of $245,000 is recognized in determining benefits payable under the APC Retirement Restoration Plan.

For employees hired prior to January 1, 2007, benefits under the APC Retirement Plans are calculated as a “life-only” annuity (meaning that benefits end upon the participant’s death) and are equal to the sum of the following:

•	1.4% x average compensation x years of service with the Company; plus

•	0.4% x (average compensation — covered compensation) x years of service with the Company (limited to 35 years).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced early retirement benefit as early as age 55. Employees may choose to receive their benefits under several different forms provided under the APC Retirement Plan. Employees receive their benefits from the APC Retirement Restoration Plan in the form of a lump-sum payment.

Currently, Mr. Hackett is the only NEO eligible for early retirement under the APC Retirement Plans. Early retirement benefits are calculated using the formula described above; however, the value is multiplied by an early retirement factor as follows:

Age	Early Retirement Factor

62 and older	100%
61	97%
60	94%
59	91%
58	88%
57	85%
56	82%
55	79%

KMG Retirement Plan and KMG Restoration Plan, collectively the KMG Retirement Plans

The KMG Retirement Plan covers all United States-based, legacy Kerr-McGee employees who have not incurred a break in service of greater than one year since the date Kerr-McGee was acquired by Anadarko. The KMG Restoration Plan covers certain legacy Kerr-McGee United States-based employees that are affected by the IRC limitations. Benefits under these plans are based upon the employee’s years of service and the average monthly earnings during the 36 highest paid consecutive months of the last 120 months of employment.

The KMG Retirement Plans do not require contributions by employees and an employee becomes vested in his or her benefit at the completion of three years of service. Compensation covered by the KMG Retirement Plans includes base salary and payments under the AIP. The maximum amount of compensation for 2010 that may be considered in calculating benefits under the KMG Retirement Plan is $245,000 due to the annual IRC limitation. Compensation in excess of $245,000 is recognized in determining benefits payable under the KMG Restoration Plan.

Benefits under the KMG Retirement Plans are calculated as a “life-only” annuity for single participants, and a joint and 50% contingent annuity for married participants who are eligible for retirement. Benefits under this plan are equal to the sum of Part A and Part B:

Part A:

•	1.1% x average compensation x years of service prior to March 1, 1999; plus

•	0.5% x (average compensation — covered compensation) x years of service prior to March 1, 1999 (limited to 35 years).

Part B:

•	1.667% x average compensation x years of service on or after March 1, 1999 (limited to 30 years); plus

•	0.75% x average compensation x years of service on or after March 1, 1999 in excess of 30 years; less

•	1% x primary social security benefit x years of service on or after March 1, 1999 as of age 65 (limited to 30 years) x (years of service on or after March 1, 1999 divided by years of service on or after March 1, 1999 at age 65).

Covered compensation is the average (without indexing) of the Social Security taxable wage base during the 35-year period ending with the last day of the year in which an individual reaches Social Security retirement age. Benefits are calculated based on a normal retirement age of 65; however, employees may receive a reduced early retirement benefit as early as age 52. Employees may choose to receive their benefits under several different forms provided under the KMG Retirement Plan. Employees receive their benefits from the KMG Restoration Plan in the form of a lump-sum payment.

Currently, Mr. Meloy is eligible for early retirement under the KMG Restoration Plan because of the additional years of age and service credited to him under his 2006 Retention Agreement. Early retirement benefits under the KMG Retirement Plans are calculated using the formula described above, however, the value is multiplied by an early retirement reduction factor as follows:

	First Formula		Second Formula
	Percentage of Normal		Percentage of Normal
	Retirement Age Benefit Payable		Retirement Age Benefit Payable
	(Age Reductions for Benefits Earned		(Age Reductions for Benefits
Age Benefit	Before March 1, 1999)		Earned On or After March 1, 1999)
Payments Start	Part A	Part B

65	100%	100%	100%
64	100%	100%	100%
63	100%	100%	100%
62	100%	100%	100%
61	100%	95%	100%
60	100%	90%	100%
59	95%	85%	95%
58	90%	80%	90%
57	85%	75%	85%
56	80%	67.5%	80%
55	75%	60%	75%
54	70%	55%	70%
53	65%	50%	65%
52	60%	45%	60%

The present values provided in the table below are based on the pension benefits accrued through December 31, 2010, assuming that such benefit is paid in the same form as reflected in the accounting valuation. The benefits are assumed to commence at the specified plan’s earliest unreduced retirement age, which is age 62 for those NEOs under the APC Retirement Plans and age 55 for Mr. Meloy under the KMG Retirement Plans pursuant to his 2006 Retention Agreement. All pre-retirement decrements such as pre-retirement mortality and terminations have been ignored for the purposes of these calculations. The interest rate used for discounting payments back to December 31, 2010 is 5.0% for the APC Retirement Plan, 4.25% for the APC Retirement Restoration Plan, 4.5% for the KMG Retirement Plan, and 4.25% for the KMG Restoration Plan, consistent with the weighted average discount rate used in the accounting valuation. The interest rate used for converting the benefit to a lump-sum form of payment is set at 100 basis points less than the discount rate for all Plans except for the KMG Restoration Plan, which is set at 120 basis points less than the discount rate.

Pension Benefits

		Number of	Present Value of	Payments
		Years of	Accumulated	During
		Credited Service	Benefit	2010
Name	Plan Name	(#)	($)	($)

James T. Hackett(1)	APC Retirement Plan	7.000	302,673	0
	APC Retirement Restoration Plan	14.000	14,642,651	0

Robert G. Gwin	APC Retirement Plan	5.000	135,503	0
	APC Retirement Restoration Plan	5.000	695,974	0

R. A. Walker(2)	APC Retirement Plan	5.000	185,427	0
	APC Retirement Restoration Plan	13.000	4,067,427	0

Charles A. Meloy(3)	KMG Retirement Plan	28.583	1,246,171	0
	KMG Restoration Plan	33.583	16,835,834	0

Robert P. Daniels	APC Retirement Plan	25.000	841,705	0
	APC Retirement Restoration Plan	25.000	5,404,236	0

(1)	The value of Mr. Hackett’s APC Retirement Restoration Plan benefit in the table includes the effect of the additional pension service credit provided under his 2009 Employment Agreement, which was originally effective as of December 2003 and reflected future retirement benefits forfeited with his prior employer. Mr. Hackett vested in these additional pension service credits on December 3, 2008.

(2)	Mr. Walker will be provided additional pension service credits under the APC Retirement Restoration Plan if he remains employed until age 55. These additional pension service credits were provided in 2007 to recognize that he was a mid-career hire that we would like to retain for the remainder of his career. Providing him additional service credits recognizes a portion of his prior industry and service years, which directly benefits us and our stockholders. The value reflected in the APC Retirement Restoration Plan amount includes the effect of this additional pension credit, assuming its application as of December 31, 2010. However, as of December 31, 2010, Mr. Walker has not yet earned the right to this additional pension service credit. The value of Mr. Walker’s APC Retirement Restoration Plan benefit as of December 31, 2010 excluding the effect of the additional pension service credit is $1,433,964, for a total pension value of $1,619,391.

(3)	The value of Mr. Meloy’s KMG Retirement Restoration Plan benefit includes the effect of the additional pension service credit provided under his 2006 Retention Agreement. Mr. Meloy vested in these additional pension service credits on August 10, 2009. The additional pension service credit was included in the 2006 Retention Agreement to compensate him for certain severance benefits he was otherwise entitled to receive under the change-of-control agreement he had with Kerr-McGee.

Non-Qualified Deferred Compensation for 2010

The Company maintains a Deferred Compensation Plan for certain employees, including the NEOs. Under this Plan, certain employees may voluntarily defer receipt of up to 75% of their salary and/or up to 100% of their AIP payments. The Company does not match these deferred amounts. In general, deferred amounts are distributed to the participant upon separation from service or at a specific date as elected by the participant. At the time deferral elections are made, participants also elect to receive their distributions in either lump-sum or annual installments not exceeding 15 years.

The Company has a Savings Restoration Plan that accrues a benefit substantially equal to the amount that, in the absence of certain IRC limitations, would have been allocated to an NEO’s account as Company matching contributions under the 401(k) Plan. In general, deferred amounts are distributed to the participant in lump-sum upon separation from service.

Both the Deferred Compensation Plan and the Savings Restoration Plan permit participants to allocate the deferred amounts among a group of notional accounts that mirror the gains and/or losses of various investment funds provided in the 401(k) Plan (but excluding the Company stock fund). These notional accounts do not provide for above-market or preferential earnings. Each participant directs investments of the individual accounts set up for the participant under the plans and may make changes in the investments as often as daily. Since each executive chooses the investment vehicle or vehicles (including a selection of funds ranging from fixed income to emerging markets, as well as other equity, debt and mixed investment strategies in between) and may change their allocations from time to time, the return on the investment will depend on how well the underlying investment fund performed during the time the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the “Aggregate Earnings/Losses in 2010” column.

Beginning in 2007, executive officers were given the opportunity to make voluntary deferral elections for their annual restricted stock unit and performance unit awards granted under the Company’s 1999 Stock Incentive Plan and, subsequently, the Omnibus Plan. Any earnings and/or losses attributable to the deferred shares otherwise payable under these awards are based on the performance of the Company’s stock over the deferral period. In general, deferred awards are distributed to the participant, in the form of Company common stock, upon termination or at a specific date as elected by the participant. The Company does not subsidize or match any deferrals of compensation into these plans.

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings/Losses	Withdrawals/	at End of
	2010	2010	in 2010	Distributions	2010
Name	($)	($)	($)	($)	($)

James T. Hackett
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	304,318	195,088	0	1,664,922
1999 Stock Incentive Plan(2)	4,686,710	0	777,770	0	5,464,480
Omnibus Plan	0	0	0	0	0

Robert G. Gwin
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	84,451	46,198	0	250,118
1999 Stock Incentive Plan	0	0	0	0	0
Omnibus Plan	0	0	0	0	0

R. A. Walker
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	105,637	45,152	0	424,723
1999 Stock Incentive Plan	0	0	0	0	0
Omnibus Plan	0	0	0	0	0

	Executive	Company	Aggregate	Aggregate	Aggregate Balance
	Contributions in	Contributions in	Earnings/Losses	Withdrawals/	at End of
	2010	2010	in 2010	Distributions	2010
Name	($)	($)	($)	($)	($)

Charles A. Meloy
Deferred Compensation Plan	0	0	0	0	0
Savings Restoration Plan(1)	0	89,498	48,274	0	405,474
1999 Stock Incentive Plan	0	0	0	0	0
Omnibus Plan	0	0	0	0	0

Robert P. Daniels
Deferred Compensation Plan	0	0	184,078	0	1,448,999
Savings Restoration Plan(1)	0	80,106	41,511	0	510,593
1999 Stock Incentive Plan	0	0	0	0	0
Omnibus Plan	0	0	0	0	0

(1)	Company contributions in the Savings Restoration Plan are reported in the Summary Compensation Table for each of the NEOs under the “All Other Compensation” column for the fiscal year 2010. The Savings Restoration Plan Aggregate Balance includes amounts reported in the “All Other Compensation” column of the Summary Compensation Table for 2010 as well as amounts previously reported in prior Summary Compensation Tables, to the extent the executive was an NEO for that fiscal year. The amounts currently or previously reported in the Summary Compensation Table for each NEO, are as follows: Mr. Hackett — $1,211,149; Mr. Gwin — $139,208; Mr. Walker — $351,202; Mr. Meloy — $299,377; and Mr. Daniels — $154,836.

(2)	Mr. Hackett elected in 2007 to defer receipt of any shares earned under his 2007 annual performance share award. In accordance with his election, 71,750 shares earned for the performance period ending December 31, 2009 were deferred until the earlier of November 28, 2013 or separation from service. The value of these shares on the date of deferral (February 15, 2010, the date the Committee certified the results of the performance period) was $4,686,710 based on the closing stock price of $65.32. The value of these shares on December 31, 2010 was $5,464,480 based on the closing stock price of $76.16.

Potential Payments Upon Termination or Change-of-Control

The following tables reflect potential payments to our NEOs under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-of-control or termination of employment of each NEO, assuming a December 31, 2010 termination date, and, where applicable, using the closing price of our common stock of $76.16 (as reported on the NYSE as of December 31, 2010).

The following are general definitions that apply to the termination scenarios detailed below. These definitions have been summarized and are qualified in their entirety by the full text of the applicable plans or agreements to which our NEOs are parties.

“Involuntary Termination” is generally defined as any termination that does not result from the following termination events: resignation; retirement; for cause; death; qualifying disability; extended leave of absence; continued failure to perform duties or responsibilities; a termination in connection with any corporate sale transaction where continued employment is available; or a termination if the employee is eligible to receive benefits from a Key Employee Change-of-Control Contract.

“For Cause” is generally defined as the following:

•	the willful and continued failure of the executive to perform substantially the executive’s duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness) or material breach of any material provision in an employment agreement (if applicable), after written demand for substantial performance is delivered to the executive by the Board or the CEO of the Company which specifically identifies the manner in which the Board or CEO believes that the executive has not substantially performed the executive’s duties; or

•	the willful engaging by the executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

A “Change-of-Control” is generally defined as any one of the following occurrences:

•	any individual, entity or group acquires beneficial ownership of 20% or more of either the outstanding shares of our common stock or our combined voting power;

•	individuals who constitute the Board (as of the date of either a given change-of-control contract or an award agreement under our equity plans, as applicable) cease to constitute a majority of the Board, provided that an individual whose election or nomination as a director is approved by a vote of at least a majority of the directors as of the date of either the change-of-control contract or an award agreement under our equity plans, as applicable, will be deemed a member of the incumbent Board;

•	a reorganization, merger or consolidation or sale or other disposition of all or substantially all of our assets or the acquisition of assets of another entity, unless following the business combination,

–	all or substantially all of the beneficial owners of our outstanding common stock prior to the business combination own more than 60% of the outstanding common stock of the corporation resulting from the business combination;

–	no person, entity or group owns 20% or more of the outstanding voting securities of the corporation resulting from the business combination; and

–	at least a majority of the board of the corporation resulting from the business combination were members of our Board prior to the business combination; or

•	approval by our stockholders of our complete liquidation or dissolution.

“Good Reason” is generally defined as any one of the following occurrences within three years of a Change-of-Control:

•	diminution in the executive’s position, authority, duties or responsibilities that were effective immediately prior to the Change-of-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any failure by the Company to provide compensation to the executive at levels that were effective immediately prior to the Change-of-Control, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the executive;

•	any material change in the location, as defined in the applicable agreement, where the executive was employed immediately preceding the Change-of-Control, or the Company requiring the executive to travel on Company business to a substantially greater extent than required immediately prior to the Change-of-Control;

•	any termination by the executive for any reason during the 30-day period immediately following the first anniversary of a Change-of-Control;

•	any purported termination by the Company of the executive’s employment otherwise than as expressly permitted in their Change-of-Control or Employment Agreement; or

•	any failure by the Company to require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to assume the terms provided in the executive’s Change-of-Control or Employment Agreement.

In February 2011, the Compensation Committee eliminated on a prospective basis the “Good Reason” provision allowing an executive to terminate for any reason during the 30-day period immediately following the first anniversary of a Change-of-Control for all new Change-of-Control contracts executed with any newly appointed and/or newly hired senior executives who are not otherwise subject to an existing agreement.

“Disability” is generally defined as the absence of the executive from the executive’s duties with the Company on a full-time basis for 180 business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the executive or the executive’s legal representative.

Additional details of the post-termination arrangements can be found in the Compensation Discussion and Analysis beginning on page 45.

Involuntary For Cause or Voluntary Termination (Including Retirement)

	Mr. Hackett(1)	Mr. Gwin	Mr. Walker	Mr. Meloy(1)	Mr. Daniels

Retirement Restoration Plan Benefits(2)	$16,446,642	$539,360	$1,092,900	$16,112,160	$4,136,079
Non-qualified Deferred Compensation(3)	$7,129,402	$250,118	$424,723	$405,474	$1,959,592
Pro-rata Portion of Performance Unit Awards(4)	$8,017,922	$—	$—	$1,392,256	$—
Health and Welfare Benefits(5)	$100,993	$—	$—	$—	$—
Repayment of Retention Payment(6)	$—	$—	$—	$(5,000,000)	$—
Total	$31,694,959	$789,478	$1,517,623	$12,909,890	$6,095,671

(1)	Messrs. Hackett and Meloy are currently the only NEOs eligible for retirement.

(2)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(3)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan. Mr. Hackett’s value includes the shares he earned and deferred under the 1999 Stock

Incentive Plan in settlement for his 2007 annual performance share award for the performance period ending December 31, 2009.

(4)	Under the terms of the performance unit agreements, retirement eligible participants receive a prorated payout, paid after the end of the performance period, based on actual performance and the number of months worked during the performance period. Messrs. Hackett’s and Meloy’s values reflect an estimated payout based on performance to date through December 31, 2010, which is not indicative of the actual payout they will receive at the end of the performance period based on actual performance. No values have been reported for the other NEOs as they are not retirement eligible.

(5)	Mr. Hackett’s value represents the lump-sum value of vested subsidized retiree medical benefits.

(6)	Pursuant to the terms of Mr. Meloy’s 2010 Retention Agreement and described on page 49, in the event he voluntarily resigns (including retirement) or is terminated for cause through December 31, 2010, he is required to repay 100% of his retention payment, or $5,000,000.

Involuntary Not For Cause Termination

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance(1)	$10,815,750	$2,109,250	$2,205,000	$—	$1,696,250
Pro-rata AIP Bonus for 2010(2)	$2,975,115	$1,093,094	$1,027,896	$955,937	$955,937
Accelerated Equity Compensation(3)	$37,929,039	$12,977,759	$14,301,873	$9,837,752	$11,469,313
Retirement Restoration Plan Benefits(4)	$23,658,198	$539,360	$1,092,900	$19,156,280	$4,136,079
Non-qualified Deferred Compensation(5)	$7,129,402	$250,118	$424,723	$405,474	$1,959,592
Health and Welfare Benefits(6)	$172,519	$44,322	$67,417	$41,212	$324,532
Total	$82,680,023	$17,013,903	$19,119,809	$30,396,655	$20,541,703

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other NEO values assume two times base salary plus one times AIP target bonus. Pursuant to Mr. Meloy’s 2010 Retention Agreement and described on page 49, if his employment is terminated under an involuntary not for cause scenario through December 31, 2010, then his retention payment of $5,000,000 shall be applied as on offset against the amount of severance pay owed by the Company. As a result, Mr. Meloy’s retention payment reduced his cash severance amount to $0.

(2)	Payment, if provided, will be paid at the end of the performance period based on actual performance. The values in the table are based on the actual bonuses awarded under the Company’s 2010 AIP as discussed on page 39.

(3)	Reflects the in-the-money value of unvested stock options, the estimated current value of unvested performance units and the value of unvested restricted stock shares and restricted stock units, under Anadarko equity plans, all as of December 31, 2010. In the event of an involuntary termination, unvested performance units granted prior to 2009 would be paid at target upon termination and all other unvested performance units would be paid after the end of the applicable performance periods based on actual performance. For performance units payable based on actual performance, current values reflect performance to date estimates as of December 31, 2010. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for his service to our subsidiary. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2010 of $215.00.

(4)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, if applicable, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan or the KMG Restoration Plan. On a case-by-case basis, the Compensation Committee may approve a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming they were eligible for subsidized early retirement benefits. Messrs. Hackett and Meloy are not eligible for this supplemental benefit because they are currently eligible for early retirement. If the Compensation Committee were to have approved this special benefit for the other NEOs, the incremental value as of December 31, 2010 to the retirement restoration plan benefits disclosed above would have been as follows: Mr. Gwin — $380,172; Mr. Walker — $693,424; and Mr. Daniels — $2,734,492.

(5)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan. Mr. Hackett’s value includes the shares he earned and deferred under the 1999 Stock Incentive Plan in settlement for his 2007 annual performance share award for the performance period ending December 31, 2009.

(6)	Mr. Hackett’s value represents 18 months of health and welfare benefit coverage and the lump-sum value of subsidized retiree medical benefits; all other NEO values represent 24 months of health and welfare benefit coverage. All amounts are present values determined in accordance with FASB ASC Topic 715. Mr. Daniels’ value also includes the present value of a retiree death benefit in the Management Life Insurance Plan, or MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

Change-of-Control: Involuntary Termination or Voluntary For Good Reason

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance(1)	$10,815,750	$4,959,044	$5,787,687	$—	$4,582,290
Pro-rata AIP Bonus for 2010(2)	$2,037,750	$995,015	$1,260,754	$1,005,100	$1,005,100
Accelerated Equity Compensation(3)	$41,040,023	$13,720,472	$15,447,471	$10,832,706	$12,464,267
Retirement Restoration Plan Benefits(4)	$23,636,357	$2,260,821	$5,384,096	$19,156,280	$8,144,268
Non-qualified Deferred Compensation(5)	$8,086,455	$557,921	$783,959	$689,892	$2,244,010
Health and Welfare Benefits(6)	$242,035	$70,357	$193,733	$61,524	$346,012
Outplacement Assistance	$30,000	$30,000	$30,000	$30,000	$30,000
Financial Counseling(7)	$—	$41,190	$41,190	$41,190	$41,190
Excise Tax and Gross-up(8)	$13,252,887	$5,449,468	$8,069,428	$3,424,670	$6,045,231
Total	$99,141,257	$28,084,288	$36,998,318	$35,241,362	$34,902,368

(1)	Mr. Hackett’s value assumes three times his base salary plus target AIP bonus; all other NEO values assume 2.9 times the sum of base salary plus the highest AIP bonus paid in the past three years. Pursuant to Mr. Meloy’s 2010 Retention Agreement and described on page 49, if his employment is terminated because of either an involuntary termination or voluntary for Good Reason termination in a change-of-control scenario through December 31, 2010, then his retention payment of $5,000,000 shall be applied as an offset against the amount of severance pay owed by the Company. As a result, Mr. Meloy’s retention payment reduced his cash severance amount to $0.

(2)	Mr. Hackett’s value assumes payment of pro-rata AIP bonus based on the target AIP bonus percentage and base salary in effect as of December 31, 2010; all other NEO values assume the full-year equivalent of the highest annual AIP bonus the officer received over the past three years.

(3)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2010. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for his service to our subsidiary. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2010 of $215.00.

(4)	For all NEOs, except for Mr. Hackett, who is already eligible for early retirement, the values include a special retirement benefit enhancement that is equivalent to the additional supplemental pension benefits that would have accrued assuming the NEOs were eligible for subsidized early retirement benefits. Values exclude vested amounts payable under the qualified plans available to all employees. All values include special pension credits, provided through an employment agreement, retention agreement, the APC Retirement Restoration Plan, the KMG Restoration Plan or change-of-control agreement.

(5)	Includes the combined balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan plus an additional three years of employer contributions into the Savings Restoration Plan based on each officer’s current contribution rate to the Plan. Mr. Hackett’s value includes the shares he earned and deferred under the 1999 Stock Incentive Plan in settlement for his 2007 annual performance share award for the performance period ending December 31, 2009.

(6)	Values represent 36 months of health and welfare benefit coverage. Messrs. Hackett’s and Walker’s values also include the lump-sum value of subsidized retiree medical benefits. All amounts are present values determined in accordance with FASB ASC Topic 715. Mr. Daniels’ value also includes the present value of a retiree death benefit in the MLIP. The MLIP provides for a retiree death benefit equal to one times final base salary. This retiree death benefit is only applicable to participants who were employed by the Company on June 30, 2003. Therefore, this benefit is only applicable to Mr. Daniels.

(7)	Values assume financial counseling services continue for three years after termination. Mr. Hackett does not currently use this Company-provided service and therefore benefits are not assumed to be extended to him after termination.

(8)	Values estimate the total payment required to make each executive whole for the 20% excise tax imposed by IRC Section 4999.

Disability

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2010(1)	$2,037,750	$624,625	$704,039	$546,250	$546,250
Accelerated Equity Compensation(2)	$41,040,023	$13,720,472	$15,447,471	$10,832,706	$12,464,267
Retirement Restoration Plan Benefits(3)	$16,446,642	$539,360	$1,092,900	$16,112,160	$4,136,079
Non-qualified Deferred Compensation(4)	$7,129,402	$250,118	$424,723	$405,474	$1,959,592
Health and Welfare Benefits(5)	$1,266,246	$450,541	$416,147	$352,178	$343,502
Total	$67,920,063	$15,585,116	$18,085,280	$28,248,768	$19,449,690

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2010 AIP and eligible earnings as of December 31, 2010.

(2)	Reflects the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2010. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for his service to our subsidiary. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2010 of $215.00.

(3)	Reflects the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(4)	Reflects the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan. Mr. Hackett’s value includes the shares he earned and deferred under the 1999 Stock Incentive Plan in settlement for his 2007 annual performance share award for the performance period ending December 31, 2009.

(5)	Reflects the continuation of additional death benefit coverage provided to officers of the Company until age 65. All amounts are present values determined in accordance with FASB ASC Topic 715. Mr. Hackett’s value also includes the lump-sum value of vested subsidized retiree medical benefits.

Death

	Mr. Hackett	Mr. Gwin	Mr. Walker	Mr. Meloy	Mr. Daniels

Cash Severance	$—	$—	$—	$—	$—
Pro-rata AIP Bonus for 2010(1)	$2,037,750	$624,625	$704,039	$546,250	$546,250
Accelerated Equity Compensation(2)	$41,040,023	$13,720,472	$15,447,471	$10,832,706	$12,464,267
Retirement Restoration Plan Benefits(3)	$16,446,642	$539,360	$1,092,900	$16,112,160	$4,136,079
Non-qualified Deferred Compensation(4)	$7,129,402	$250,118	$424,723	$405,474	$1,959,592
Life Insurance Proceeds(5)	$7,606,894	$2,250,197	$2,313,139	$1,809,599	$1,809,599
Total	$74,260,711	$17,384,772	$19,982,272	$29,706,189	$20,915,787

(1)	Represents payment of a pro-rata target AIP bonus based on target bonus percentages effective for the 2010 AIP and eligible earnings as of December 31, 2010.

(2)	Includes the in-the-money value of unvested stock options, the target value of unvested performance units, and the value of unvested restricted stock and units, all as of December 31, 2010. Mr. Gwin’s value includes his unvested unit value rights and unit appreciation rights under the Western Gas Holdings, LLC Amended and Restated Equity Incentive Plan for his service to our subsidiary. The value of his unvested unit value rights is calculated based on the maximum per unit value specified under the award agreement of $50.00. The value of his unvested unit appreciation rights is based on the per unit value effective on December 31, 2010 of $215.00.

(3)	Includes the lump-sum present value of vested benefits related to the Company’s supplemental pension benefits.

(4)	Includes the combined vested balances in the non-qualified Savings Restoration Plan and Deferred Compensation Plan. Mr. Hackett’s value includes the shares he earned and deferred under the 1999 Stock Incentive Plan in settlement for his 2007 annual performance share award for the performance period ending December 31, 2009.

(5)	Includes amounts payable under additional death benefits provided to officers and other key employees of the Company. These liabilities are not insured, but are self-funded by the Company. Proceeds are not exempt from federal taxes; values shown include an additional tax gross-up amount to equate benefits with nontaxable life insurance proceeds. Values exclude death benefit proceeds from programs available to all employees. Mr. Hackett’s value also includes the lump-sum value of vested subsidized retiree medical benefits.

TRANSACTIONS WITH RELATED PERSONS

The Company recognizes that related-person transactions can present potential or actual conflicts of interest and it is the Company’s preference that related-person transactions are avoided as a general matter. However, the Company also recognizes that there are situations, including certain transactions negotiated on an arm’s length basis, where related-person transactions may be in, or may not be inconsistent with, the best interest of the Company and our stockholders. Therefore, the Company has written procedures for the approval, ratification and review of ongoing related-person transactions. Either the Board’s Nominating and Corporate Governance Committee or the full Board (as determined by the Nominating and Corporate Governance Committee) will review, ratify or approve, as necessary, any related-person transactions prior to the transaction being entered into, or ratify any related person transactions that have not been previously approved, in which a director, five-percent owner, executive officer or immediate family member of any such person has a material interest, and which the transaction is in an amount in excess of $120,000, either individually or in the aggregate of several transactions during any calendar year. This review typically occurs in connection with regularly scheduled Board meetings.

In addition to those matters described above, the Nominating and Corporate Governance Committee has approved in advance the following categories of related-person transactions: the rates and terms involved in such transactions where the Company’s standard rates and terms for such transactions apply: the hiring of a related person (including immediate family members) as an employee of the Company (but not an officer), provided that total annual compensation (meaning base salary, annual incentive bonus and other amounts to be reported on a W-2) does not exceed $120,000.

Mr. Butler’s, son-in-law, Scott Prince, was a non-executive employee of the Company in the Supply Chain Management department who worked for the Company from 2001 to July 2010. Mr. Prince’s total W-2 compensation for 2010 was greater than $120,000 but less than $300,000. The Nominating and Corporate Governance Committee has reviewed and approved his employment arrangement in accordance with the Company’s policy on transactions with related persons.

In 2004, the Company and Mr. Allison entered into an agreement that replaced the Memorandum of Understanding dated October 26, 2000 between the Company and Mr. Allison. The 2004 agreement was effective as of Mr. Allison’s retirement from the Company in December 2003 and provides that, during Mr. Allison’s lifetime, he has the use of the Company’s aircraft, or an alternative aircraft, for up to 200 hours annually. If the Company no longer maintains an aircraft, the Company will provide to him an annual payment sufficient to allow him to secure comparable aircraft usage. In addition, the agreement provides that the Company will furnish Mr. Allison, during his lifetime, office space, secretarial assistance, office utilities and a monitored security system for his personal residence. In connection with prior service as an executive of Anadarko, the Company also purchased supplemental life insurance policies for Mr. Allison in 1998 and 2000.

ITEM 2 —	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITOR

The Audit Committee has appointed KPMG LLP, an independent registered public accounting firm, to audit the Company’s financial statements for 2011. The Board, at the request of the Audit Committee, is asking you to ratify that appointment.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO AUDIT THE COMPANY’S FINANCIAL STATEMENTS FOR 2011. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will make the final determination of the independent auditor for 2011.

INDEPENDENT AUDITOR

KPMG LLP, an independent registered public accounting firm, served as the Company’s independent auditor during 2010. Representatives of KPMG LLP will be present at the meeting to make a statement, if they desire to do so, and to respond to appropriate questions from stockholders.

The following table presents fees for the audits of the Company’s annual consolidated financial statements for 2010 and 2009 and for other services provided by KPMG LLP.

	2010	2009

Audit Fees	$5,535,000	$5,600,000
Audit-related Fees	947,000	1,369,000
Tax Fees	605,000	230,000
All Other Fees	0	0

Total	$7,087,000	$7,199,000

Audit fees are primarily for the audit of the Company’s consolidated financial statements included in the Form 10-K, including the audit of the effectiveness of the Company’s internal controls over financial reporting, and the reviews of the Company’s financial statements included in the Forms 10-Q. KPMG LLP also served as the independent auditor of Western Gas Partners, LP (WES) and fees for the audit of WES’s annual consolidated financial statements for 2010 and 2009 were $920,000 and $915,000, respectively, which are not included in the table above.

Audit-related fees are primarily for the audits of the Company’s benefit plans, other audits, consents, comfort letters and certain financial accounting consultation. Audit-related fees related to WES for 2010 and 2009 were $640,000 and $289,000, respectively, which are not included in the table above.

Tax fees are primarily for tax planning compliance and services including approximately $5,000 and $93,000 in 2010 and 2009, respectively, for services related to individual income tax services for Company employees in connection with foreign assignments. The Audit Committee has concluded that the provision of tax services is compatible with maintaining KPMG LLP’s independence.

The Audit Committee adopted a Pre-Approval Policy with respect to services which may be performed by KPMG LLP. This policy lists specific audit, audit-related, and tax services as well as any other services that KPMG LLP is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairperson, to whom such authority has been conditionally delegated, prior to engagement. During 2010, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were approved by the Audit Committee.

ITEM 3 — ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Act) enables our stockholders to vote to approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers pay relative to our performance, which will attract and retain experienced, talented executives to ensure the Company’s success. Please read the “Compensation Discussion and Analysis” beginning on page 28 for additional details about our executive compensation program, including information about the compensation of our NEOs during 2010.

During 2010, the Compensation Committee undertook a comprehensive review and assessment of the various design features of the Company’s executive compensation and benefits programs to confirm that such programs are competitively structured, are aligned with our short and long-term strategic goals and reflect a strong pay-for-performance orientation. Following the Deepwater Horizon events (Anadarko owns a 25% non-operating leasehold interest in the Macondo lease), the Compensation Committee considered various retention challenges in addition to the Company’s operational and financial performance to ensure that the Company retained a strong and focused executive leadership team. The compensation actions taken with respect to 2010 reflect the Compensation Committee’s adherence to its established executive compensation philosophy and principles, and a strong pay-for-performance orientation.

Below are the key actions and decisions made regarding the Company’s executive compensation program review in 2010 and early 2011, as approved by the Compensation Committee with counsel from its independent compensation consultant:

•	held base salaries for Messrs. Hackett, Daniels and Meloy at current levels (for the second year in a row) and increased the base salaries for Messrs. Gwin and Walker for competitive reasons;

•	reduced or maintained the value of the 2010 annual long-term incentive awards for each of the NEOs relative to the value of the annual long-term incentive awards made for 2009;

•	made performance-based incentive bonus awards to NEOs to recognize both Company and individual performance for 2010 and, beginning with the 2011 plan year, established maximum caps of 275% for each performance metric under the Annual Incentive Program, (in addition to the existing overall program cap of 200%);

•	increased the stock ownership requirements for our CEO from five times base salary to six times base salary and for our non-employee directors from five times annual retainer to seven times annual retainer;

•	reduced the level of executive severance benefits provided in the event of an involuntary not for cause termination, outside of a change-of-control, by eliminating: (1) the special retirement benefit enhancement, except for in special cases as approved by the Compensation Committee; and (2) the post-termination financial planning benefits;

•	reduced the level of post-change-of-control severance benefits for prospective senior executives by: (1) eliminating the modified single trigger provision and replacing it with a double trigger provision; (2) reducing the protection period from three years to two years; (3) eliminating the full excise tax gross-up provision and replacing it with a best-of-net approach; and (4) eliminating the post-termination financial planning benefits;

•	executed a special retention agreement with Mr. Meloy, providing for his continued leadership of the Company’s worldwide operations, to ensure that the Company is able to successfully execute on its business strategy in light of ongoing regulatory challenges in the Gulf of Mexico; and

•	awarded Mr. Daniels a special restricted stock grant to recognize his leadership for the Company’s exceptional exploration achievements in 2010.

After careful consideration of this Item 3, the Board has determined that the Company’s NEO compensation aligns with our business strategy, focuses on long-term value creation for our stockholders and delivers competitive pay relative to our performance, and therefore the Board recommends that you vote “FOR” the approval, on an advisory basis, of the Company’s NEO compensation as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and the related tables and disclosure in this proxy statement).

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

ITEM 4 — ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION

The Act enables our stockholders to indicate how frequently we should seek an advisory vote on the compensation of the NEOs, as disclosed pursuant to the SEC’s compensation disclosure rules, such as Item 3 included in this proxy statement. By voting on this Item 4, stockholders may indicate whether the advisory vote should occur every three years, every two years or every year, or abstain on this matter.

After careful consideration of this Item 4, the Board has determined that an advisory vote on executive compensation that occurs every three years (a triennial vote) is the most appropriate alternative for the Company, as described further below.

Setting a three-year period for holding this stockholder vote will provide a clear, simple and effective means for us to obtain information on investor sentiment about our executive compensation philosophy and react thereto. As further discussed in the “Compensation Discussion and Analysis — Our Executive Compensation Philosophy and Guiding Principles” and “— Paying for Performance,” we seek to maintain a consistent compensation program based on certain core compensation principles, including long-term relative performance measures that emphasize an increase in stockholder value over time. A triennial vote would closely align stockholder feedback with the multi-year performance measurement cycle we use to reward long-term performance while at the same time afford our stockholders an effective means of providing feedback on the application of our consistent core compensation principles. Additionally, as we seek to avoid significant deviation in our compensation programs year to year, in part to ensure retention of talented executive team members, we believe our stockholders are not subject to the type of risks associated with fluctuating executive compensation that is cause for more frequent stockholder review. Furthermore, we believe a triennial vote represents the most effective timeframe for us to respond to stockholder feedback and provides us with sufficient time to engage with stockholders to understand and respond to the vote results and develop and implement any adjustments to our executive compensation program.

The Board is aware of and took into account views that some have expressed in support of conducting an annual advisory vote on executive compensation. We are aware that some stockholders believe that annual advisory votes will enhance or reinforce accountability. However, we have in the past been, and will in the future continue to be, proactively engaged with our stockholders on a number of topics and in a number of forums. Thus, we view the advisory vote on executive compensation as an additional, but not exclusive, opportunity for our stockholders to communicate with us regarding their views on the Company’s executive compensation programs. In addition, because our executive compensation programs have typically not changed materially from year-to-year and are designed to foster long-term performance, we are concerned that an annual advisory vote on executive compensation could lead to a short-term perspective inappropriately bearing on our executive compensation programs. Furthermore, we grant awards with multi-year performance and service periods to encourage our NEOs to focus on long-term performance, and believe a triennial vote allows our executive compensation programs to be evaluated over a similar time frame and in relation to our long-term performance. Finally, although we believe that holding an advisory vote on executive compensation every three years will reflect the right balance of considerations in the normal course, we will periodically reassess that view and can provide for an advisory vote on executive compensation on a more frequent basis if changes in our executive compensation programs or other circumstances suggest that such a vote would be appropriate.

This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on alternative bases and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to our executive compensation programs. The Board will disclose its position on the frequency of future advisory votes on executive compensation as part of our Corporate Governance Guidelines on our website at www.anadarko.com.

The vote with regard to Item 4 will determine the schedule on which future “say-on-pay” proposals like Item 3 are presented to stockholders. You may cast your vote on your preferred voting frequency by choosing the option of three years, two years, one year or abstain from voting when you vote in response to this Item 4.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR A FREQUENCY OF “THREE YEARS” FOR FUTURE ADVISORY VOTES ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION.

ITEM 5 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REGARDING AN AMENDMENT TO THE COMPANY’S NON-DISCRIMINATION POLICY TO INCLUDE GENDER IDENTITY

The New York City Fire Department Pension Fund and the New York City Board of Education Retirement System, located at 1 Centre Street, New York, NY 10007-2341, telephone (212) 669-2651, are the beneficial owners of more than $2,000 worth of the Company’s common stock, and have notified the Company that they intend to present the following resolution at the meeting for action by the stockholders.

GENDER IDENTITY NON-DISCRIMINATION POLICY

Whereas, Anadarko Petroleum Corporation does not explicitly prohibit discrimination based on gender identity in its Code of Business Conduct and Ethics;

According to the Human Rights Campaign, over 30% of Fortune 100 companies now prohibit discrimination based on gender identity;

Increasingly, companies are amending their employment policies to prohibit discrimination based on gender identity. Some recent examples include: Bob-Ton Stores; Flowserve Corporation; Nalco Company; Atmos Energy Corporation; Autoliv, Inc.; Community Health Systems; Core-Mark Holding Company; FMC Technologies Inc.; Genworth Financial; Hertz Global Holdings; Jacobs Engineering Group; Western Union; and World Fuel Services;

Whereas, a significant number of states and local governments also prohibit workplace discrimination based on gender identity. For example, the District of Columbia; Baltimore City; Montgomery County; California, Colorado, Hawaii, Illinois, Iowa, Maine, Minnesota, New Jersey, New Mexico, New York City, Oregon, Rhode Island, Vermont and Washington have gender identity discrimination statues on their books. And even in states without specific statues, courts have sometimes interpreted other antidiscrimination statues, like those protecting individuals based on their gender, to include gender identity;

Whereas, the New York City Human Rights Law, which is Title 8 of the Administrative Code of the City of New York, makes it clear that gender identity is protected under the law, more specifically it is a protected classification under employment discrimination;

Whereas, the jobs web site of the U.S. federal government includes language that explicitly bans employment discrimination based on gender identity;

Whereas, as long-term investors, we believe that corporations that prohibit workplace discrimination, including discrimination on the basis of gender identity, have a competitive advantage in recruiting and retaining employees from the widest talent pool, and reduce exposure to related legal and reputational risks;

Our company has significantly increased the size and scope of its midstream business through acquisition, and at the end of 2009, had systems located throughout major onshore producing basins in seven states, including two, Colorado and New Mexico, that prohibit workplace discrimination based on gender identity;

Resolved:  The shareholders request that Anadarko Petroleum Corporation amend its Code of Business and Ethics to explicitly prohibit discrimination based on gender identity or expression, and to substantially implement the policy.

Supporting Statement:  Employment discrimination on the basis of gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. We believe that Anadarko Petroleum Corporation would enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

BOARD OF DIRECTORS’ STATEMENT REGARDING PROPOSAL

The Board of Directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

Anadarko Petroleum Corporation is proud of its commitment to a diverse workplace free from discrimination and harassment. The Company’s Code of Business Conduct and Ethics (available at http://www.anadarko.com/SiteCollectionDocuments/PDF/Corp%20Gov/codeethics_web.html) prohibits discrimination on the basis of race, ethnicity, national origin, color, gender, sexual orientation, age, citizenship, veteran’s status, marital status, disability or any other legally-protected status. Our corporate values also require our employees to act with the highest ethical standards, respect diversity in thought, practice and culture, and never to tolerate intimidation. The morale and productivity level of our employees is extremely high as evidenced by the Houston Chronicle’s designation of the Company as being “Houston’s Top Workplace in 2010 (Large Company).” As a result, we believe that our current policies adequately reflect our strong commitment to non-discrimination. We therefore believe that there is no need to adopt this proposal.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

ITEM 6 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL RECOMMENDING ADOPTION OF A POLICY PROVIDING THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

AFSCME Employees Pension Plan, located at 1625 L Street, NW, Washington, DC 20036-5687, telephone (202) 775-8142, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

RESOLVED:  That stockholders of Anadarko Petroleum Corporation (“Anadarko” or the “Company”) ask the Board of Directors to adopt a policy that the Board’s Chairman be an independent director according to the definition set forth in the New York Stock Exchange listing standards, unless Anadarko stock ceases being listed there and is listed on another exchange, at which point, that exchange’s standard of independence should apply. If the Board determines that a Chairman who was independent when he or she was selected is no longer independent, the Board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by shareholders or if no independent director is willing to serve as Chairman. This independence requirement shall apply prospectively so as not to violate any Company contractual obligation at the time this resolution is adopted.

SUPPORTING STATEMENT

Anadarko’s CEO, James Hackett, also serves as chairman of the Company’s board of directors. As Intel former chairman Andrew Grove stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the board. The chairman runs the board. How can the CEO be his own boss?”

In our view, an independent board chair provides a better balance of power between the CEO and the board and supports strong, independent board leadership and functioning. The primary duty of a board of directors is to oversee the management of a company on behalf of its shareowners. But if a CEO also serves as chair, we believe this presents a conflict of interest that can result in excessive management influence on the board and weaken the board’s oversight of management.

In March 2009, the Chairmen’s Forum, a group of more than 50 current and former board chairman, directors, chief executives, investors and governance experts hosted by Yale’s Millstein Center, endorsed the voluntary adoption of independent, non-executive chairmen of the board, finding that “[t]he independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, Yale Millstein Center, 2009).

An independent chairman is standard best practice at companies in the United Kingdom, Australia, Brazil, Canada, Germany, the Netherlands, and South Africa (McKinsey Quarterly 2004 Number 2, p 44). We believe that independent board leadership would be particularly constructive at Anadarko, where Mr. Hackett ranked 332 out of 338 CEOs in Chief Executive magazine’s 2010 ranking of economic value creation.

We urge stockholders to vote for this proposal.

BOARD OF DIRECTORS’ STATEMENT REGARDING PROPOSAL

The Board of Directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

The Company’s Board structure is currently designed to ensure open communication between the Board and executive management and to provide consistent and effective leadership of both the Board and executive management. As part of this approach, our Chief Executive Officer (CEO) also serves as Chairman of the Board (Chairman), and works in concert with the rest of our majority-independent Board and the independent Lead Director to oversee the execution of the Company’s strategy.

Our By-Laws and Corporate Governance Guidelines currently permit the roles of Chairman and CEO to be separate, and the Company has at various points in its history maintained separate Chairman and CEO positions. Such an approach can be useful when transitioning a new CEO into the combined Chairman and CEO role, and can also potentially provide a backstop to ensure that the talent is available to fill the CEO role should a senior management succession failure occur.

At this time, we believe that a combined Chairman and CEO role is currently the most desirable approach for promoting long-term stockholder value for several reasons:

•	Promotes Unified Approach on Corporate Strategy Development and Execution — Maintaining a combined role enables the Company’s CEO to act as a bridge between management and the Board, helping both to act with a common purpose. This also fosters consensus-building and can help prevent divergent views on strategy and tactical execution of a Board-approved vision and strategy at the top levels within the Company;

•	Requires that CEO Recognize Importance of Good Corporate Governance — Maintaining a combined position requires that the CEO’s responsibilities include a mastery of good corporate governance, a focus on broad stakeholder interests, and an open channel of communication, all of which enhance the

CEO’s credibility with the Board and require the CEO to appreciate the vital importance of good governance practices in executing the Company’s strategy;

•	Provides Clear Lines of Accountability — A combined position has the practical effect of simplifying the accountability of the executive management team, therefore reducing potential confusion and fractured leadership that could result from reporting to two individuals as opposed to one; and

•	Provides Clear Roadmap for Stakeholder Communications — A combined position provides the Company’s stakeholders the opportunity to deal with one versus several points of overall authority, which we believe results in more efficient and effective communications with stakeholders.

While we recognize that there may be compelling arguments to having an independent chairman under any circumstance, our independent Lead Director’s duties are already closely aligned with the role of an independent, non-executive chairman. Our Lead Director’s role is to assist the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company. Our Lead Director works with our Chairman to approve all meeting agendas, and presides at (i) executive sessions of the non-employee directors, which are held in conjunction with each regularly scheduled quarterly meeting of the Board, (ii) executive sessions of the independent directors, which are held at least once a year, and (iii) any other meetings as requested by the directors. Our Lead Director is also a member of the Board’s Executive Committee, providing additional representation for the independent directors in any actions considered by the Executive Committee between Board meetings.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

ITEM 7 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL
RECOMMENDING ADOPTION OF A POLICY RELATING TO ACCELERATED VESTING OF EXECUTIVE OFFICER EQUITY AWARDS UPON A TERMINATION OR A CHANGE OF CONTROL

The Amalgamated Bank’s LongView Large Cap 500 Index Fund, located at 275 Seventh Avenue, New York, NY 1001, telephone (212) 255-6200, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

RESOLVED:  The shareholders hereby ask the board of directors of Anadarko Petroleum Corporation (the “Company”) to adopt a policy that if a senior executive is terminated or there is a change of control of the Company, there shall be no acceleration in the vesting of any future equity award to a senior executive, provided that any unvested award may vest on a pro rata basis as of the termination date; to the extent any such unvested awards are based on performance, the performance goals must have been met. This policy shall not affect any legal obligations that may exist at the time of adoption of the requested policy, but would affect any extensions, modifications of continuations or any such existing legal obligations.

SUPPORTING STATEMENT

Under various executive compensation agreements, the Company’s senior executives may receive severance awards if they are involuntarily terminated without cause or if they are terminated under certain circumstances after a change in control of the Company.

We support the concept of performance-based equity awards to senior executives to the extent that such awards are tailored to align the interests of senior executives with the interests of shareholders. We also believe that severance payments may be appropriate in some circumstances as well.

We are concerned, however, that the Company’s current practices may permit accelerated vesting of unearned equity awards upon termination at levels that have nothing to do with performance.

Last year’s proxy summarizes Anadarko’s exposure to unvested equity awards if a senior executive is terminated. Following a change in control, an involuntary termination or a voluntary termination for good reason would have accelerated $39.3 million worth of unearned equity for Mr. Hackett, the Chairman and CEO, using the stock price on December 31, 2009. Even without a change in control, he would have been entitled to the same acceleration after an involuntary, not-for-cause termination. Estimated acceleration for other senior executives upon termination would have ranged from $8.3 to $12.8 million apiece.

We note too that Anadarko’s definition of a change in control is somewhat expansive and can occur with only a 20% ownership change.

We believe that it is important to retain the link between senior executive pay and the Company’s performance, and one way to achieve that goal is to prevent possible windfalls that an executive has not earned. We therefore propose that Anadarko limit acceleration of equity awards following termination or a change in control and allow equity awards to vest only on a pro rata basis as of the date of any triggering event; to the extent that any such awards are performance-based, the performance goals must have been met before the date that an award is triggered.

The approach that we recommend is not unique. In 2010 Occidental Petroleum, one of Anadarko’s industry peers, adopted such a policy for senior executives with respect to a change-in-control event.

We urge you to vote FOR this proposal.

BOARD OF DIRECTORS’ STATEMENT REGARDING PROPOSAL

The Board of Directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

The Compensation Committee believes the current structure of the Company’s executive compensation program is in the best interest of the Company and its stockholders and consistent with the compensation practices of our industry peer group. Provisions in the Company’s executive compensation program providing for the accelerated vesting of executive officer equity awards if a senior executive is terminated or upon a change of control are appropriate and effective to further the objectives of our executive compensation program by aligning the interests of our executive officers with the interests of our stockholders. A significant portion of each executive’s annual target total compensation opportunity (more than 75%) is delivered in the form of long-term equity awards and considered At-Risk compensation. Awards are structured in a combination of equity-based awards (stock options, time-based restricted stock units and performance unit awards) that encourages retention. Non-qualified stock options and restricted stock units are subject to a three-year vesting period and performance units are subject to two and three year performance periods, with payout based on the Company’s total shareholder return relative to our industry peer group. In addition to providing a retention component to our compensation program, the Company believes that placing a significant percentage of compensation opportunity at risk over extended vesting periods incentivizes executive officers to have a long-term perspective, focus on long-term stock price performance and create long-term value for the Company and our stockholders.

Contractual agreements and benefit plans for the benefit of key employees in the face of a change of control event (such as a merger, reorganization or tender offer) allow the Company’s executive management to remain objective and focused on protecting stockholders’ interests and maximizing stockholder value during a potential change of control event. These arrangements may also enable our executive management to avoid distractions and potential personal conflicts of interest that could otherwise arise when the Board is considering a potential change of control transaction, thus permitting a continued focus of business operations and reducing the risk of executive management turnover and keeping executive management’s objective input available to the Board during any such transaction.

In addition, the Company’s stockholders are free to sell their stock at the time of a change of control and thereby realize, in full, the value created at the time of the transaction. The Board believes that the value created at the time of a change of control transaction should be attributed, at least in part, to the efforts and talents of the Company’s executive officers. As previously mentioned, the Company’s philosophy is to position the majority of annual compensation in the form of At-Risk, long-term equity awards for the purpose of incentivizing executive officers to have a long-term perspective, focus on long-term stock price performance and create long-term value for the Company and our stockholders. The Board believes that accelerating the vesting of executive officer equity awards upon a change of control is appropriate given the design of the Company’s current executive compensation program because it provides executive officers with the opportunity to realize the full value of their equity awards and participate with the Company’s stockholders in the value created as a result of the change of control transaction.

Adoption of the proposal could disadvantage the Company from a competitive standpoint, thus jeopardizing our long-term performance and ability to create and deliver maximum value to our stockholders. A majority of our peers do not have a policy eliminating the accelerated vesting of equity if a senior executive is terminated or upon a change of control. Our executive compensation program is designed to attract, motivate and retain a highly qualified executive management team and appropriately reward executive officers for their contribution to the achievement of our short-term and long-term goals and the creation and enhancement of stockholder value. Unless the prohibition urged by the proposal is implemented by our competitors for executive officer talent, the Board believes that the proposal could significantly disadvantage us from a competitive standpoint.

Further, the Board also believes that implementation of this proposal, as proposed, is impractical as it lacks specificity relative to critical terms used in the proposal such as “change of control” and “termination” of employment. Consequently, the proposal is unclear regarding the circumstances under which accelerated vesting of unvested equity awards held by our executive officers would be prohibited. Likewise, the proposal is unclear as to how pro rata vesting would be administered and calculated.

We believe that the current structure of the Company’s executive compensation programs, including the provisions of the Company’s program providing for the accelerated vesting of executive officer equity awards if a senior executive is terminated or upon a change of control, is appropriate and effective, is consistent with the compensation practices of our industry peer companies and is in the best interest of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

ITEM 8 — IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL RELATING TO POLITICAL CONTRIBUTIONS

The New York State Common Retirement Fund, located at 633 Third Avenue-31st Floor, New York, NY 10017, telephone (212) 681-4489, is the beneficial owner of more than $2,000 worth of the Company’s common stock, and has notified the Company that it intends to present the following resolution at the meeting for action by the stockholders.

Resolved, that the shareholders of Anadarko Petroleum Corporation hereby request that the Company provide a report, updated semi-annually, disclosing the Company’s:

1. Policies and procedures for political contributions and expenditures (both direct and indirect) made with corporate funds.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used to participate in or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, and used in any attempt to influence the general public, or segments thereof, with respect to elections or referendums. The report shall include the following:

a. An accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that are used for political contributions or expenditures as described above; and

b. The title of the person or persons in the Company who participated in making the decisions to make the political contribution or expenditure.

The report shall be presented to the board of directors’ audit committee or other relevant oversight committee and posted on the company’s website to reduce costs to shareholders.

Stockholder Supporting Statement

As long-term shareholders of Anadarko Petroleum Corporation, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties, political organizations or ballot referendums; independent expenditures; or electioneering communications on behalf of a federal, state or local candidate.

Disclosure is consistent with public policy, in the best interest of the company and its shareholders, and critical for compliance with federal ethics laws. Moreover, the majority in the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way.” This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

Anadarko Petroleum Corporation contributed at least $1,544,705 in corporate funds since the 2002 election cycle. (CQ: http://moneyline.cq.com/pml/home.do and National Institute on Money in State Politics: http:www.followthemoney.org/index.phtml.)

However, relying on publicly available data does not provide a complete picture of the Company’s political expenditures. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In many cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. This would bring our Company in line with a growing number of leading companies, including Hewlett-Packard, Aetna and American Electric Power that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate the political use of corporate assets. Thus, we urge your support for this critical governance reform.

BOARD OF DIRECTORS’ STATEMENT REGARDING PROPOSAL

The Board of Directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

The Board believes that it is in the best interest of the Company and its stockholders for us to participate in the political process by engaging in a government relations program to educate public officials about our position on issues significant to the Company’s business, and to support those candidates who advocate pro-growth, free enterprise economic policies. A major vehicle for the Company’s political activities is the Anadarko Petroleum Corporation Political Action Committee (“APC PAC”). The APC PAC was formed more than 20 years ago as a nonpartisan committee which allows Anadarko employees the opportunity to voluntarily contribute personal funds and join together to make political contributions to federal, state and local candidates who share Anadarko’s commitment to a strong, free enterprise-based energy industry. All of APC PAC’s contributions are fully disclosed to the Federal Election Commission (“FEC”) and posted by the FEC on its website, where they can be reviewed by any stockholder or member of the public.

The APC PAC provides value to our stockholders by enhancing our ability to engage in the democratic political process, communicate clearly and frequently with public officials, advocate sound and responsible legislative and regulatory policies, and identify and support candidates who support our Company and industry.

Anadarko makes no corporate contributions in federal elections. In those states where the Company is permitted by law to make corporate contributions to state candidates or ballot initiatives, those contributions are reported by the candidates or ballot initiative committees to the appropriate state agencies. Such contributions are already a matter of public record. Indeed, as noted by the requestor, this information is often already available to the public, having been compiled by advocacy groups or the press.

Additionally, the Company participates in various industry trade associations. None of the trade associations the Company belongs to are political committees, and consequently, none of its dues payments or assessments are, as a matter of law, “political contributions.” The Company’s dues and other payments to trade associations and other tax-exempt organizations are used for a wide variety of purposes by those organizations, such as developing and publishing technical industry standards and providing professional development, research and education. In light of these industry specific purposes, it would be misleading to treat all such payments as “political contributions” by the Company.

The requester’s use of the term “political contribution,” which the requester does not define, appears to be extremely overbroad. Moreover, the requester loosely seeks disclosure of “indirect” contributions, without specifying what would be considered an indirect contribution. Particularly in light of the vague use of these undefined terms, the Board believes that additional reports requested in the proposal, beyond the public disclosure that the Company is already required to make and does make, would result in an unnecessary and unproductive use of the Company’s time and resources.

THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

BY ORDER OF THE BOARD OF DIRECTORS

David L. Siddall
Vice President, Deputy General Counsel, and
Corporate Secretary

Dated: March 25, 2011
The Woodlands, Texas

See enclosed proxy card — please vote promptly

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE
VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by Anadarko Petroleum Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Anadarko Petroleum Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M30660-P05522-Z54600	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ANADARKO PETROLEUM CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3. Vote on Directors
1.	Election of Directors Nominees:		For	Against	Abstain
	1a.	John R. Butler, Jr.	☐	☐	☐

	1b.	Kevin P. Chilton	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “3 YEARS” FOR ITEM 4.	3 Years	2 Years	1 Year	Abstain

	1c. 1d.	Luke R. Corbett H. Paulett Eberhart	☐ ☐	☐ ☐	☐ ☐	4.	Advisory Vote on the Frequency of Future Advisory Votes on Named Executive Officer Compensation. ☐	☐	☐	☐

	1e.	Preston M. Geren III	☐	☐	☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” ITEMS 5, 6, 7 AND 8.		For	Against	Abstain

	1f.	John R. Gordon	☐	☐	☐	5.	Stockholder Proposal- Gender Identity Non-Discrimination Policy.	☐	☐	☐

	1g.	James T. Hackett	☐	☐	☐	6.	Stockholder Proposal- Adoption of Policy of Independent Director Chairman.	☐	☐	☐

Vote on Proposals						7.	Stockholder Proposal- Adoption of Policy on Accelerated Vesting of Equity Awards.	☐	☐	☐
2.	Ratification of Appointment of KPMG LLP as Independent Auditor.		☐	☐	☐	8.	Stockholder Proposal- Report on Political Contributions.	☐	☐	☐

3.	Advisory Vote on Named Executive Officer Compensation.		☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐
The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Items 1, 2 and 3, for “3 YEARS” for Item 4, and AGAINST Items 5, 6, 7 and 8. If any other matters come properly before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Please indicate if you plan to attend this meeting.			☐ Yes	☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Each signatory to this proxy acknowledges receipt from Anadarko Petroleum Corporation, prior to execution of this proxy, of a notice of Annual Meeting of Stockholders and a proxy statement dated March 25, 2011.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 10-K Wrap are available at:
http://bnymellon.mobular.net/bnymellon/apc
ê     FOLD AND DETACH HERE     ê

M30661-P05522-Z54600
ANADARKO PETROLEUM CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2011
The undersigned hereby appoint(s) James T. Hackett, Robert G. Gwin and Robert K. Reeves, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side of this proxy, all of the shares of Common Stock of Anadarko Petroleum Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Central Daylight Time, on May 17, 2011, at The Woodlands Waterway Marriott Hotel and Convention Center and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND AS RECOMMENDED BY THE BOARD OF DIRECTORS FOR EACH PROPOSAL AND IN THE PROXYHOLDERS’ DISCRETION ON ANY OTHER MATTER PRESENTED AT THE MEETING OR ANY ADJOURNMENT THEREOF.
   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)